                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-105347
PROSPECTUS

                             (THE SHAW GROUP LOGO)

                            OFFER TO EXCHANGE UP TO
                  $253,029,000 OF 10.75% SENIOR NOTES DUE 2010

                                      FOR

                  $253,029,000 OF 10.75% SENIOR NOTES DUE 2010
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                          TERMS OF THE EXCHANGE OFFER

    - We are offering to exchange up to $253,029,000 of our outstanding 10.75% Senior Notes Due 2010 for new notes with substantially identical terms that have been registered under the Securities Act and are freely tradable.

    - We will exchange all outstanding notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new notes.

    - The exchange offer expires at 5:00 p.m., New York City time, on January 7, 2004, unless extended. We do not currently intend to extend the exchange offer.

    - Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

    - The exchange of outstanding notes for new notes will not be a taxable event to you for U.S. federal income tax purposes.

       TERMS OF THE NEW 10.75% SENIOR NOTES OFFERED IN THE EXCHANGE OFFER

MATURITY

    - The new notes will mature on March 15, 2010.

INTEREST

    - Interest on the new notes is payable on March 15 and September 15 of each year, beginning September 15, 2003.

    - Interest will accrue from March 17, 2003.

REDEMPTION

    - We may redeem some or all of the new notes at any time on or after March 15, 2007 at redemption prices listed in "Description of the Notes -- Optional Redemption," and prior to that date we may redeem all, but not less than all, of the notes by the payment of a make-whole premium.

    - Subject to certain limitations, at any time on or before March 15, 2006, we may also redeem up to 35% of the new notes using the net proceeds of certain equity offerings.

CHANGE OF CONTROL

    - If we experience a change of control, subject to certain conditions, we must offer to purchase the new notes.

RANKING

    - The new notes are unsecured. The new notes rank equally in right of payment with all of our other existing and future unsecured senior debt and senior in right of payment to all of our future subordinated debt.

    - The new notes are subordinated to our existing and future secured debt to the extent of that security.

GUARANTEES

    - If we cannot make payment on the new notes when they are due, certain of our subsidiaries have guaranteed the notes and must make payment instead.

     PLEASE READ "RISK FACTORS" ON PAGE 9 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    Each broker-dealer that receives new notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal included in this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, until 180 days after the consummation of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                The date of this prospectus is December 2, 2003.

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. In making your investment decision, you should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus, or the documents incorporated by reference into this prospectus, is accurate as of any date other than the date on the front cover of this prospectus or the date of such document, as the case may be.

                             ---------------------

                               TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION.........................        i
PROSPECTUS SUMMARY..........................................        1
RISK FACTORS................................................        9
EXCHANGE OFFER..............................................       27
USE OF PROCEEDS.............................................       34
DESCRIPTION OF THE NEW NOTES................................       34
FEDERAL INCOME TAX CONSIDERATIONS...........................       74
PLAN OF DISTRIBUTION........................................       75
LEGAL MATTERS...............................................       76
INDEPENDENT AUDITORS........................................       76
FORWARD-LOOKING STATEMENTS..................................       77
LETTER OF TRANSMITTAL.......................................  ANNEX A

     Until March 1, 2004, all dealers that effect transactions in the new notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

                             ---------------------

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports and other information with the SEC (File No. 1-12227). You may read and copy any documents that are filed at the SEC Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information.

     Our filings are also available to the public through:

     - the SEC web site at http://www.sec.gov; and

     - The New York Stock Exchange 20 Broad Street New York, New York 10005.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to that information. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any further filings made with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), excluding any information furnished to the SEC pursuant to Item 9, Item 11 or Item 12 of any current report on Form 8-K and any certification furnished to the SEC as an exhibit to any periodic report on Form 10-K or Form 10-Q, until the termination of this offering:

     - Our Annual Report on Form 10-K for the fiscal year ended August 31, 2003, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A;

     - Our Current Report on Form 8-K filed with the SEC on May 16, 2002, as amended by Form 8-K/A filed on July 12, 2002, as further amended by Form 8-K/A filed on May 16, 2003;

     - Our Current Report on Form 8-K filed with the SEC on October 24, 2003 (announcing the pricing of our common stock offering);

     - Our Current Report on Form 8-K filed with the SEC on October 28, 2003;

     - Our Current Report on Form 8-K filed with the SEC on October 29, 2003;

     - Our Current Reports on Form 8-K filed with the SEC on November 19, 2003;

     - Our Current Report on Form 8-K filed with the SEC on November 20, 2003;
       and

     - Our Current Report on Form 8-K filed with the SEC on November 21, 2003.

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 9, Item 11 or Item 12 on any current report on Form 8-K and any certification furnished to the SEC as an exhibit to any periodic report on Form 10-K or Form 10-Q) subsequent to the date of this filing and prior to the termination of this offering shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You may request a copy of these filings at no cost by writing or telephoning us at the following address or phone number:

     The Shaw Group Inc.
     4171 Essen Lane
     Baton Rouge, Louisiana 70809
     (225) 932-2500

     To obtain timely delivery, you should request this information no later than 5 business days before expiration of the offer.

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                               PROSPECTUS SUMMARY

     The following summary may not contain all of the information that may be important to you. You should consider carefully all of the information in this prospectus and the documents we have incorporated into this prospectus by reference before making an investment decision, particularly the information set forth under the caption "Risk Factors" included in this prospectus. In addition, certain statements include forward-looking information which involves risks and uncertainties. Please read "Forward-Looking Statements." Except as otherwise indicated herein, or as the context may otherwise require, the words "we," "our," "us," and "Shaw" refer to The Shaw Group Inc. and its subsidiaries, including the operations of businesses we acquired prior to the date of acquisition. References to the "notes" in this prospectus include both the outstanding notes and the new notes.

                                  THE COMPANY

     We offer a broad range of services to clients in the environmental and infrastructure, power and process industries worldwide. We are a leading provider of consulting, engineering, construction, remediation and facilities management services to the environmental, infrastructure and homeland security markets. We are also a vertically-integrated provider of comprehensive engineering, consulting, procurement, pipe fabrication, construction and maintenance services to the power and process industries.

     Our common stock is listed on the New York Stock Exchange under the symbol "SGR."

     Our executive offices are located at 4171 Essen Lane, Baton Rouge, Louisiana 70809, and our telephone number is (225) 932-2500.

                              RECENT DEVELOPMENTS

     On November 19, 2003, we repurchased approximately $280.4 million principal amount at maturity of our outstanding Liquid Yield Option(TM) Notes, or LYONs, pursuant to our tender offer for all of our outstanding LYONs. We repurchased the LYONs that were tendered to us in the tender offer at a purchase price of $675 per $1,000 principal amount, or at an aggregate cost of approximately $190.0 million. We funded the repurchase of the LYONs with a portion of the approximately $218.5 million of net proceeds of our underwritten offering of 23,000,000 shares of common stock, which closed on October 29, 2003. After giving effect to the repurchase of LYONs tendered to us in the tender offer, approximately $92.9 million principal amount at maturity of LYONs are outstanding. We intend to use the remaining $28.5 million of net proceeds of our common stock offering, together with cash on hand, for the future repurchase of outstanding LYONs. On May 1, 2004, the first date on which the holders of outstanding LYONs may require us to repurchase LYONs, the aggregate accreted value of the outstanding LYONs will be approximately $63.9 million.

     In connection with our common stock offering, we amended our senior secured credit facility to increase the available credit to $300.0 million and to amend certain covenants. Our amended credit facility requires us to use the remaining net proceeds of our common stock offering to fund the future repurchase of LYONs, in the open market or otherwise, and permits these repurchases so long as we maintain specified levels of liquidity as defined in our amended credit facility. Because of these restrictions, the remaining net proceeds of our common stock offering are not available to us for general corporate purposes.

     On November 21, 2003, we entered into an agreement to acquire Energy Delivery Services, Inc., a business unit of Duke Energy, for $22.5 million. EDS is a provider of design, engineering, procurement, construction and maintenance services for electrical transmission and distribution systems primarily in North America.

                               THE EXCHANGE OFFER

     On March 17, 2003, we completed a private offering of the outstanding notes. As part of the private offering that closed on March 17, 2003, we entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, among other things, to deliver this prospectus to you and to use commercially reasonable efforts to complete the exchange offer within 220 days after the date we issued the outstanding notes. The following is a summary of the exchange offer.

Exchange Offer................   We are offering to exchange new notes for
                                 outstanding notes.

Expiration Date...............   The exchange offer will expire at 5:00 p.m. New
                                 York City time, on January 7, 2004, unless we decide to extend it.

Condition to the Exchange
Offer.........................   The registration rights agreement does not
                                 require us to accept outstanding notes for exchange if the exchange offer or the making of any exchange by a holder of the outstanding notes would violate any applicable law or interpretation of the staff of the SEC. A minimum aggregate principal amount of outstanding notes being tendered is not a condition to the exchange offer.

Procedures for Tendering
Outstanding Notes.............   To participate in the exchange offer, you must
                                 follow the procedures established by The
                                 Depository Trust Company, which we call "DTC," for tendering notes held in book-entry form.
                                 These procedures, which we call "ATOP," require that the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an "agent's message" that is transmitted through DTC's automated tender offer program and that DTC confirm that:

                                 - DTC has received your instructions to
                                   exchange your notes; and

                                 - you agree to be bound by the terms of the
                                   letter of transmittal.

                                 For more details, please refer to the sections of this prospectus entitled "Exchange
                                 Offer -- Terms of the Exchange Offer" and
                                 " -- Procedures for Tendering."

Guaranteed Delivery
Procedures....................   None.

Withdrawal of Tenders.........   You may withdraw your tender of outstanding
                                 notes at any time prior to the expiration date.
                                 To withdraw, you must submit a notice of withdrawal to exchange agent using ATOP procedures before 5:00 p.m. New York City time on the expiration date of the exchange offer.
                                 Please read "Exchange Offer -- Withdrawal of
                                 Tenders."

Acceptance of Outstanding
Notes and Delivery of New
Notes.........................   If you fulfill all conditions required for
                                 proper acceptance of outstanding notes, we will accept any and all outstanding notes that you properly tender in the exchange offer on or before 5:00 p.m. New York City time on the expiration date. We will return any outstanding notes that we do not accept for exchange to you without expense as promptly as practicable after the expiration date. We will deliver the new notes as promptly as practicable after the expiration date and acceptance of the outstanding notes for exchange. Please refer to the section in this prospectus entitled
                                 "Exchange Offer -- Terms of the Exchange
                                 Offer."

Fees and Expenses.............   We will bear all expenses related to the
                                 exchange offer. Please refer to the section in this prospectus entitled "Exchange
                                 Offer -- Fees and Expenses."

Use of Proceeds...............   The issuance of the new notes will not provide
                                 us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement.

Consequences of Failure to
Exchange Outstanding Notes....   If you do not exchange your outstanding notes
                                 in this exchange offer, you will no longer be able to require us to register the outstanding notes under the Securities Act except in the limited circumstances provided under our registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

U.S. Federal Income Tax
Considerations................   The exchange of new notes for outstanding notes
                                 in the exchange offer should not be a taxable event to you for U.S. federal income tax purposes. Please read "Federal Income Tax
                                 Considerations."

Exchange Agent................   We have appointed The Bank of New York as
                                 exchange agent for the exchange offer. You should direct questions and requests for assistance and requests for additional copies of this prospectus (including the letter of transmittal) to the exchange agent addressed as follows: The Bank of New York, Corporate Trust
                                 Operations, Reorganization Unit, 101 Barclay
                                 Street -- 7 East, New York, New York, 10286,
                                 Attention: Mr. Kin Lau; telephone: (212)
                                 815-3750; facsimile: (212) 298-1915.

                             TERMS OF THE NEW NOTES

     The new notes will be identical to the outstanding notes except that the new notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest and will contain different administrative terms. The new notes will evidence the same debt as the outstanding notes, and the same indenture will govern the new notes and the outstanding notes.

     The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the new notes, please refer to the section of this prospectus entitled "Description of the New Notes."

Issuer........................   The Shaw Group Inc.

Notes Offered.................   $253,029,000 in aggregate principal amount of
                                 10.75% Senior Notes Due 2010.

Maturity......................   March 15, 2010.

Interest Payment..............   Interest will be payable semiannually in
                                 arrears on March 15 and September 15 of each year, beginning September 15, 2003.

Optional Redemption...........   We may redeem some or all of the notes
                                 beginning on March 15, 2007 at the redemption prices listed under "Description of the New
                                 Notes  -- Optional Redemption."

                                 Prior to March 15, 2007, we may, at our option, redeem all, but not less than all, of the notes at a redemption price equal to the principal amount of the notes plus the Applicable Premium and accrued and unpaid interest to the redemption date. The "Applicable Premium" is defined under "Description of the New Notes -- Certain Definitions."

                                 At any time on or before March 15, 2006, we may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain equity offerings.

Change of Control.............   If we experience a change of control as defined
                                 under "Description of the New Notes," we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Guarantees....................   The new notes will be guaranteed, jointly and
                                 severally, on a senior unsecured basis, by all of our material domestic restricted subsidiaries.

Ranking.......................   The notes and the guarantees will be our and
                                 the applicable guarantor's unsecured senior debt obligations and:

                                 - will be effectively subordinated to all of
                                   our and such guarantor's existing and future secured debt, if any, to the extent of such security, including indebtedness under our amended credit facility;

                                 - will rank equally with all of our and such
                                   guarantor's existing and future unsecured senior debt, including our Liquid Yield Option(TM) Notes Due 2021 (Zero
                                   Coupon -- Senior), or LYONs; and

                                 - will rank senior to all of our and such
                                   guarantor's existing and future subordinated indebtedness, if any.

                                 In addition, the notes will be effectively subordinated to the existing and future liabilities, including trade payables, of our subsidiaries that are not providing guarantees.

Restrictive Covenants.........   The terms of the notes place certain
                                 limitations on our ability and the ability of our restricted subsidiaries to, among other things:

                                 - incur or guarantee additional indebtedness or
                                   issue preferred stock;

                                 - pay dividends or make distributions to our
                                   stockholders;

                                 - repurchase or redeem capital stock or
                                   subordinated indebtedness;

                                 - make investments;

                                 - create liens;

                                 - enter into sale/leaseback transactions;

                                 - incur restrictions on the ability of our
                                   subsidiaries to pay dividends or to

                                 - make other payments to us;

                                 - enter into transactions with our affiliates;
                                   and

                                 - merge or consolidate with other companies or
                                   transfer all or substantially all of our assets

                                 These limitations are subject to a number of exceptions and qualifications described under "Description of the New Notes -- Certain Covenants." Many of the covenants will be suspended during any period when the notes have an investment grade rating from the Rating Agencies as defined under "Description of the New Notes."

Transfer Restrictions; Absence
of a Public Market for the
Notes.........................   The new notes generally will be freely
                                 transferable, but will also be new securities for which there will not initially be a market.
                                 There can be no assurance as to the development or liquidity of any market for the new notes.

                                  RISK FACTORS

     Please read "Risk Factors," beginning on page 9 of this prospectus, for a discussion of certain factors that you should consider before participating in the exchange offer.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth selected historical financial data about us. The selected historical financial data as of and for each of the five years ended August 31, 2003 is derived from our audited consolidated financial statements. Ernst & Young LLP audited our consolidated financial statements for the fiscal years ended August 31, 2003 and 2002. Arthur Andersen LLP audited our consolidated financial statements for each of the three fiscal years ended August 31, 2001, 2000 and 1999.

     You should read all of the information presented below with the information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, all of which are included in our most recent Annual Report on Form 10-K/A which is incorporated by reference in this prospectus.

                                                             YEAR ENDED AUGUST 31,
                                                      ------------------------------------
                                            2003         2002         2001         2000        1999
                                         ----------   ----------   ----------   ----------   --------
                                            (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)(1)
STATEMENT OF OPERATIONS DATA:
Revenues...............................  $3,306,762   $3,170,696   $1,538,932   $  762,655   $494,014
Cost of revenues.......................   3,033,240    2,843,070    1,292,316      635,579    400,186
General and administrative expenses....     200,874      161,248      139,660       74,297     60,082
                                         ----------   ----------   ----------   ----------   --------
Operating income.......................      72,648      166,378      106,956       52,779     33,746
Interest and other expense, net(2).....     (37,058)     (15,366)      (7,277)      (7,784)    (7,671)
                                         ----------   ----------   ----------   ----------   --------
Income before income taxes.............      35,590      151,012       99,679       44,995     26,075
Provision for income taxes.............      11,745       54,348       38,366       16,359      8,635
                                         ----------   ----------   ----------   ----------   --------
Income from operations before earnings
  (losses) from unconsolidated
  entities.............................      23,845       96,664       61,313       28,636     17,440
                                         ----------   ----------   ----------   ----------   --------
Earnings (losses) from unconsolidated
  entities, net(3).....................      (2,979)       1,703         (316)       1,194        681
                                         ----------   ----------   ----------   ----------   --------
Income before cumulative effect of
  accounting change....................      20,866       98,367       60,997       29,830     18,121
                                         ==========   ==========   ==========   ==========   ========
Cumulative effect of accounting change,
  net of taxes.........................          --           --           --         (320)        --
                                         ----------   ----------   ----------   ----------   --------
Net income.............................  $   20,866   $   98,367   $   60,997   $   29,510   $ 18,121
                                         ==========   ==========   ==========   ==========   ========
Net income per common share:
     Basic(4)..........................  $     0.55   $     2.41   $     1.52   $     1.00   $   0.76
                                         ==========   ==========   ==========   ==========   ========
     Diluted(4)........................  $     0.54   $     2.26   $     1.46   $     0.96   $   0.73
                                         ==========   ==========   ==========   ==========   ========
OTHER FINANCIAL DATA:
Depreciation and amortization..........  $   44,805   $   28,598   $   39,740   $   16,808   $ 13,271
Capital expenditures(5)................      26,221       73,946       38,121       20,619     17,967
Backlog(6).............................   4,751,000    5,605,000    4,497,000    1,914,000    818,000
Ratio of earnings to fixed
  charges(7)...........................         1.8x         4.6x         5.0x         4.8x      3.4x
CASH FLOW DATA:
Net cash provided by (used in)
  operating activities.................  $ (202,002)  $  315,066   $   11,405   $  (69,876)  $ 28,241
Net cash provided by (used in)
  investing activities.................       2,389     (198,286)      54,281      (15,807)   (31,489)
Net cash provided by (used in)
  financing activities.................     (61,255)     (61,974)     356,660      101,164      6,632

                                                             YEAR ENDED AUGUST 31,
                                                      ------------------------------------
                                            2003         2002         2001         2000        1999
                                         ----------   ----------   ----------   ----------   --------
                                            (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)(1)
BALANCE SHEET DATA (AT PERIOD END):
Total cash(8)..........................  $  242,983   $  553,216   $  488,934   $   21,768   $  6,901
Working capital(9).....................      85,446      385,010      521,044      102,786    113,975
Total assets...........................   1,986,115    2,301,146    1,701,854    1,335,083    407,062
Total debt(10).........................     513,155      528,501      521,454      285,216    139,459
Long term debt and capital lease
  obligations net of current
  maturities...........................     251,745      522,147      512,867      254,965     87,841
Shareholders' equity...................     662,290      692,257      598,393      377,275    174,239
Cash dividends declared per common
  share................................          --           --           --           --         --

---------------

(1) All of the financial information in the table below is historical. Includes
    (i) the acquisition of Badger Technologies, Envirogen, Inc., and LFG&E International, Inc. in fiscal 2003; (ii) the acquisition of certain assets of the IT Group and PsyCor Inc. in fiscal 2002; (iii) the acquisition of Scott, Sevin & Schaffer, Inc. and Technicomp, Inc. in fiscal 2001; and (iv) the acquisition of certain assets of Stone & Webster and PPM Contractors, Inc. in fiscal 2000 (see Note 4 of the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K/A which is incorporated by reference in this prospectus).

(2) During fiscal 2003, we adopted FAS 145, Rescission of FASB Statement No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. As a result, we reclassified certain amounts related to the extinguishment of debt and previously classified as an extraordinary item to other income (expense).

(3) We own a 49% interest in Shaw-Nass Middle East, W.L.L., our Bahrain joint venture, and a 50% interest in EntergyShaw, L.L.C., our joint venture with Entergy Corporation. We account for both of these investments on the equity basis.

 (4) On November 13, 2000, the Company announced that its Board of Directors had authorized a two-for-one stock split of its common stock payable on December 15, 2000, to shareholders of record on December 1, 2000. Additionally, earnings per share for fiscal 2000 and 1999 have been restated to reflect the effect of the December 2000 two-for-one stock split of the Company's common stock.

 (5) Capital expenditures represent cash payments for the purchase of property and equipment.

 (6) We define our backlog in our ECM segment as a "working backlog" that includes projects for which we have received a commitment from our customers. This commitment typically takes the form of a written contract for a specific project, a purchase order, or a specific indication of the amount of time or material we need to make available for a customer's anticipated project. In certain instances the engagement is for a particular product or project for which we estimate revenue, often based on engineering and design specifications that have not been finalized and may be revised over time.

      Our backlog for maintenance work is derived from maintenance contracts, some of which do not specify actual dollar amounts of maintenance work, in which case our backlog is based on estimates of work to be performed in light of such customers' historic maintenance requirements.

      Many of the contracts in backlog provide for cancellation fees in the event the customer were to cancel projects. These cancellation fees usually provide for reimbursement of our out-of-pocket costs and revenue associated with work performed to date. Furthermore, certain ECM contracts provide that, upon cancellation, we will receive a varying percentage of the profits we would have realized had the contract been completed. In addition to cancellation risks, projects may remain in our backlog for extended periods of time.

      >Backlog from our E&I segment includes the value of awarded contracts and the estimated value of unfunded work. This unfunded backlog generally represents various federal, state and local government project awards for which the project funding has been partially authorized or awarded by the relevant government authorities, for example, when an authorization or an award has been provided for only the initial year or two of a multi-year project. Because of appropriation limitations in the governmental budget processes, firm funding is usually made for only one year at a time, and, in some cases, for periods less than one year, with the remainder of the years under the contract expressed as a series of one-year options. Amounts included in backlog are based on the contract's total awarded value and our estimates regarding the amount of the award that will ultimately result in the recognition of revenue. These estimates are based on our experience with similar awards and similar customers and average approximately 75% of the total unfunded awards. Estimates are reviewed periodically and appropriate adjustments are made to the amounts included in backlog and in unexercised contract options. Our backlog does not include any awards, funded or unfunded, for work expected to be performed more than 5 years after the date of the financial statements presenting such backlog. The amount of future actual awards may be more or less than our estimates.

      Backlog is not a measure defined in generally accepted accounting principles, or GAAP, and the methodology used to determine our backlog may not be comparable to the methodology used by other companies to determine their backlogs.

 (7) For purposes of computing the ratios of earnings to fixed charges, earnings consist of income before provision for income taxes, earnings from unconsolidated entities and cumulative effect of change in accounting principle, plus cash distributions from unconsolidated entities and fixed charges (excluding capitalized interest); and fixed charges consist of interest expense, capitalized interest, amortization of debt discount and deferred financing costs and the interest portion of rental expense.

 (8) Includes cash, cash equivalents and marketable securities. At August 31, 2003 and August 31, 2002, cash also includes $58.0 million and $96.5 million, respectively, of escrowed cash which secures a performance bond on an international project.

 (9) Working capital represents current assets less current liabilities.

(10) Total debt includes short-term revolving lines of credit and obligations under capital leases.

                                  RISK FACTORS

     You should carefully consider the following factors as well as the other information contained or incorporated by reference in this prospectus before deciding to participate in the exchange offer.

     This prospectus also contains or incorporates forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, including the risk factors described below and the other factors described elsewhere, or incorporated by reference, in this prospectus.

RISKS RELATING TO OUR BUSINESS

  DEMAND FOR OUR PRODUCTS AND SERVICES IS CYCLICAL AND VULNERABLE TO DOWNTURNS IN THE INDUSTRIES TO WHICH WE MARKET OUR PRODUCTS AND SERVICES.

     The demand for our products and services depends on conditions in the environmental and infrastructure industries and the power generation industry that accounted for approximately 59% and 30%, respectively, of our backlog as of August 31, 2003, and, to a lesser extent, on conditions in the petrochemical, chemical and refining industries. These industries historically have been, and will likely continue to be, cyclical in nature and vulnerable to general downturns in the domestic and international economies.

     For example, in fiscal 2002 and the first quarter of fiscal 2003, there was a slowdown in construction activity and new construction awards for power generation projects, primarily as a result of less activity by certain independent power producers who had encountered financing and liquidity problems. These factors contributed to the cancellation or suspension of a number of projects by our customers in the fourth quarter of fiscal 2002, resulting in a reduction of our backlog. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" in our Annual Report on Form 10-K/A, which is incorporated by reference in this prospectus, for a more complete discussion of the potential impact of these cancellations and other factors.

     Our results of operations have varied and may continue to vary depending on the demand for future projects from these industries. Our results of operations may also be adversely affected by cancellations of existing projects by our customers or difficulties in collecting amounts owed to us for work completed or in progress.

  THE DOLLAR AMOUNT OF OUR BACKLOG, AS STATED AT ANY GIVEN TIME, IS NOT NECESSARILY INDICATIVE OF OUR FUTURE EARNINGS.

     As of August 31, 2003, our backlog was approximately $4.8 billion. There can be no assurance that the revenues projected in our backlog will be realized or, if realized, will result in profits. Further, project terminations, suspensions or adjustments in scope may occur with respect to contracts reflected in our backlog. For example, during the fourth quarter of fiscal 2002, three domestic power projects previously reflected in our backlog were suspended or cancelled, resulting in a reduction of our backlog of approximately $300.0 million.

     Reductions in backlog due to cancellation by a customer or for other reasons adversely affect, potentially to a material extent, the revenue and profit we actually receive from contracts projected in backlog. In the event of project cancellation, we may be reimbursed for certain costs but typically have no contractual right to the total revenues reflected in our backlog. In addition, projects may remain in our backlog for extended periods of time. If we were to experience significant cancellations or delays of projects in our backlog, our financial condition could be significantly adversely affected.

     We define backlog as a "working backlog" which includes projects for which we have received a commitment from our customers. This commitment may be in the form of a written contract for a specific project, a purchase order or an indication of the amount of time or material we need to make available for a customer's anticipated project. In certain instances, the engagement is for a particular product or project for which we estimate anticipated revenue, often based on engineering and design specifications that have not been finalized and may be revised over time. Also, we estimate (based on our prior experience) the amount of future work we will receive for multi-year government contracts for which funding is approved on an annual or periodic basis during the term of the contract. In the Environmental & Infrastructure segment, many of these contracts are multi-year indefinite delivery order, or IDO, agreements with the federal government. These contracts do not initially provide for a specific amount of work, and we derive the contract backlog of IDO agreements from our historical experience with IDO agreements. We estimate backlog associated with these IDO agreements based on our experience with similar awards and similar customers, and such backlog averages approximately 75% of the total unfunded awards. Estimates are reviewed periodically and appropriate adjustments are made to the amounts included in backlog and in unexercised contract options. Our backlog does not include any awards (funded or unfunded) for work expected to be performed more than five years after the date of our financial statements. The amount of future actual awards may be more or less than our estimates.

     Our backlog for maintenance work is derived from maintenance contracts, some of which do not specify actual dollar amounts of maintenance work, in which case our backlog is based on an estimate of work to be performed in light of such customers' historic maintenance requirements. Accordingly, the amount of future actual awards may be more or less than our estimates.

     We also include in backlog commitments from certain individual customers that have committed to more than one significant EPC project and other customers who have committed to multi-year orders for environmental, piping or maintenance services. There can be no assurance that the customers will complete all of these projects or that the projects will be performed in the currently anticipated time-frame.

  WE MAY INCUR UNEXPECTED LIABILITIES ASSOCIATED WITH THE STONE & WEBSTER AND IT GROUP ACQUISITIONS, AS WELL AS OTHER ACQUISITIONS.

     In July 2000, we acquired substantially all of the operating assets and assumed certain liabilities of Stone & Webster and during fiscal 2002, we acquired substantially all of the operating assets and assumed certain liabilities of The IT Group, Inc. We believe, pursuant to the terms of the agreements for the Stone & Webster and IT Group asset acquisitions, that we assumed only certain liabilities, which we refer to as assumed liabilities, specified in those agreements. In addition, those agreements provide that certain other liabilities, including but not limited to, certain outstanding borrowings, certain leases, certain contracts in process, completed contracts, claims or litigation that relate to acts or events occurring prior to the acquisition date, and certain employee benefit obligations are specifically excluded from our transactions. We refer to these as excluded liabilities. There can be no assurance, however, that we do not have any exposure related to the excluded liabilities.

     In addition, some of the former owners of companies that we have acquired are contractually required to indemnify us against liabilities related to the operation of their companies before we acquired them and for misrepresentations made by them in connection with the acquisitions. In some cases, these former owners may not have the financial ability to meet their indemnification responsibilities. If this occurs, we may incur unexpected liabilities.

     Any of these unexpected liabilities could have a material adverse effect on us.

  DIFFICULTIES INTEGRATING OUR ACQUISITIONS COULD ADVERSELY AFFECT US.

     From time to time, we have made acquisitions to pursue market opportunities, increase our existing capabilities and expand into new areas of operation. We plan to pursue select acquisitions in the future. If we are unable to identify acquisition opportunities or complete acquisitions we have identified, our business could be materially adversely affected. In addition, we may encounter difficulties integrating our future acquisitions and in successfully managing the growth we expect from the acquisitions. In addition, our expansion into new businesses, such as with our IT Group acquisition, may expose us to additional business risks that are different from those we have traditionally experienced. To the extent we encounter problems in identifying acquisition opportunities or integrating our acquisitions, we could be materially adversely affected. Because we may pursue acquisitions around the world and may actively pursue a number of opportunities simultaneously, we may encounter unforeseen expenses, complications and delays, including difficulties in employing sufficient staff and maintaining operational and management oversight.

  OUR INABILITY TO COMPLETE ACQUISITIONS COULD IMPACT OUR GROWTH STRATEGY.

     Our strategy has been, and continues to be, to grow through acquisitions. We pursue strategic acquisitions in markets where we currently operate as well as in markets in which we have not previously operated. We may have difficulties identifying attractive acquisition candidates in the future, or we may be unable to acquire desired businesses or assets on economically acceptable terms. In the event we are unable to complete future strategic acquisitions, we may not grow in accordance with our expectations or our historical experience.

  OUR SIGNIFICANT ENGINEERING, PROCUREMENT AND CONSTRUCTION PROJECTS MAY ENCOUNTER DIFFICULTIES THAT MAY RESULT IN ADDITIONAL COSTS TO US, REDUCTIONS IN REVENUES OR THE PAYMENT OF LIQUIDATED DAMAGES.

     Our EPC projects generally involve complex design and engineering, significant procurement of equipment and supplies, and extensive construction management. Many of our EPC projects involve design, engineering, procurement and construction phases that may occur over extended time periods, often in excess of two years. We may encounter difficulties in the design or engineering, equipment and supply delivery, schedule changes, and other factors, some of which are beyond our control, that impact our ability to complete the project in accordance with the original delivery schedule. In addition, we generally rely on third-party equipment manufacturers as well as third-party subcontractors to assist us with the completion of EPC contracts. In some cases, the equipment we purchase for a project or that is provided to us by the customer does not perform as expected, and these performance failures may result in delays in completion of the project and additional costs to us or the customer to complete the project and, in some cases, may require us to obtain alternate equipment at additional cost. Any delay by subcontractors to complete their portion of the project, or any failure by a subcontractor to satisfactorily complete its portion of the project, and other factors beyond our control may result in delays in the overall progress of the project or may cause us to incur additional costs, or both. These delays and additional costs may be substantial, and we may be required to compensate the project customer for these delays. While we may recover these additional costs from the responsible vendor, subcontractor or other third party, we may not be able to recover all of these costs in all circumstances.

     For example, we are currently involved in litigation with the customer and a third-party subcontractor relating to the engineering, design, procurement and construction of a gas-fired, combined-cycle power plant in Texas. In this litigation we are seeking payment from the customer for additional costs incurred by us as a result of a fire at the construction site and certain misrepresentations and we are seeking payment from a third-party equipment vendor for additional costs and liquidated damages potentially payable by us as a result of the failure of a turbine during start-up testing. To the extent we do not receive these amounts, will recognize a charge to earnings. For a more complete description of this litigation, see our Annual Report on Form 10-K/ A, which is incorporated by reference in this prospectus.

     In addition, the project customer may require that it provide us with design or engineering information or with equipment or materials to be used on the project. In some cases, the customer provides us with deficient design or engineering information or equipment or provides the information or equipment to us later than required by the project schedule. The project customer may also determine, after commencement of the project, to change various elements of the project. Our EPC project contracts generally require the customer to compensate us for additional work or expenses incurred due to customer-requested change orders or failure of the customer to provide us with specified design or engineering information or equipment. Under these circumstances, we generally negotiate with the customer with respect to the amount of additional time required and the compensation to be paid to us. We are subject to the risk that we are unable to obtain, through negotiation, arbitration, litigation or otherwise, adequate amounts to compensate us for the additional work or expenses incurred by us due to customer-requested change orders or failure by the customer to timely provide items required to be provided by the customer. A failure to obtain adequate compensation for these matters could require us to record an adjustment to amounts of revenue and gross profit that were recognized in prior periods under the percentage of completion accounting method. Any such adjustments, if substantial, could have a material adverse effect on our results of operations and financial condition.

  OUR DEPENDENCE ON SUBCONTRACTORS AND EQUIPMENT MANUFACTURERS COULD ADVERSELY AFFECT US.

     We rely on third-party equipment manufacturers as well as third-party subcontractors to complete our projects. To the extent that we cannot engage subcontractors or acquire equipment or materials, our ability to complete a project in a timely fashion or at a profit may be impaired. If the amount we are required to pay for these goods and services exceeds the amount we have estimated in bidding for fixed-price work, we could experience losses in the performance of these contracts. In addition, if a subcontractor or a manufacturer is unable to deliver its services, equipment or materials according to the negotiated terms for any reason, including the deterioration of its financial condition, we may be required to purchase the services, equipment or materials from another source at a higher price. This may reduce the profit to be realized or result in a loss on a project for which the services, equipment or materials were needed.

  OUR FAILURE TO MEET SCHEDULE OR PERFORMANCE REQUIREMENTS OF OUR CONTRACTS COULD ADVERSELY AFFECT US.

     In certain circumstances, we guarantee facility completion by a scheduled acceptance date or achievement of certain acceptance and performance testing levels. Failure to meet any such schedule or performance requirements could result in additional costs, and the amount of such additional costs could exceed project profit margins. Performance problems for existing and future contracts could cause actual results of operations to differ materially from those anticipated by us and could cause us to suffer damage to our reputation within our industry and our client base.

  THE NATURE OF OUR CONTRACTS COULD ADVERSELY AFFECT US.

     Although approximately 77% of our backlog as of August 31, 2003 was from cost-plus contracts, the remaining 23% was from fixed-price or unit-price contracts. A significant number of our domestic piping contracts and substantially all of our international piping contracts are fixed-price or unit-price. In addition, a number of the contracts we assumed in the Stone & Webster and IT Group acquisitions were fixed-price contracts, and we will continue to enter into these types of contracts in the future. Under fixed-price or unit-price contracts, we agree to perform the contract for a fixed-price and, as a result, benefit from costs savings and earnings from approved change orders; but we are generally unable to recover any cost overruns to the approved contract price. Under certain incentive contracts, we share with the customer any savings up to a negotiated or target ceiling. When costs exceed the negotiated ceiling price, we may be required to reduce our fee or to absorb some or all of the cost overruns. Contract prices are established based in part on cost estimates that are subject to a number of assumptions, including assumptions regarding future economic conditions. If these estimates prove inaccurate or circumstances change, cost overruns could have a material adverse effect on our business and results of our operations. Our profit for these projects could decrease or we could experience losses if we are unable to secure fixed pricing commitments from our suppliers at the time the contracts are entered into or if we experience cost increases for material or labor during the performance of the contracts. For example, in September 2003, we signed and announced a $565.0 million fixed-price EPC contract to build a combined-cycle power plant in Queens, New York that will be subject to the overrun risks described above.

     We enter into contractual agreements with customers for some of our engineering, procurement and construction services to be performed based on agreed upon reimbursable costs and labor rates. Some of these contracts provide for the customer's review of the accounting and cost control systems to verify the completeness and accuracy of the reimbursable costs invoiced. These reviews could result in reductions in reimbursable costs and labor rates previously billed to the customer.

     Many of our contracts require us to satisfy specified design, engineering, procurement or construction milestones in order to receive payment for the work completed or equipment or supplies procured prior to achievement of the applicable milestone. As a result, under these types of arrangements, we may incur significant costs or perform significant amounts of services prior to receipt of payment. If the customer determines not to proceed with the completion of the project or if the customer defaults on its payment obligations, we may face difficulties in collecting payment of amounts due to us for the costs previously incurred or for the amounts previously expended to purchase equipment or supplies. In addition, many of our

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

customers for large EPC projects are project-specific entities that do not have significant assets other than their interests in the EPC project. It may be difficult for us to collect amounts owed to us by these customers against the customer's more credit-worthy parent company. If we are unable to collect amounts owed to us for these matters, we may be required to record a charge against previously recognized earnings related to the project under percentage-of-completion accounting.

  WE ARE SUBJECT TO THE RISKS ASSOCIATED WITH BEING A GOVERNMENT CONTRACTOR.

     We are a major provider of services to governmental agencies and therefore are exposed to risks associated with government contracting. For example, a reduction in spending by federal government agencies could limit the continued funding of existing contracts with these agencies and could limit our ability to obtain additional contracts, which could have a material adverse effect on our business. The risks of government contracting also include the risk of civil and criminal fines and penalties for violations of applicable regulations and statutes and the risk of public scrutiny of our performance at high profile sites.

     In addition, government customers typically can terminate or modify any of their contracts with us at their convenience, and some of these government contracts are subject to renewal or extension annually. If a government customer terminates a contract or fails to renew or extend a contract, our backlog may be reduced or we may incur a loss, either of which could impair our financial condition and operating results. A termination due to our unsatisfactory performance could expose us to liability and have a material adverse effect on our ability to compete for future contracts and orders. In cases where we are a subcontractor, the prime contract under which we are a subcontractor could be terminated, regardless of the quality of our services as a subcontractor or our relationship with the relevant government agency. Our government customers can also reduce the value of existing contracts, issue modifications to a contract and control and potentially prohibit the export of our services and associated materials.

     As a result of our government contracting business, we have been, are and will be in the future, the subject of audits and/or cost reviews by the Defense Contract Audit Agency, which we refer to as DCAA, or by other contracting agencies. Additionally, we have been and may in the future be the subject of investigations by governmental agencies such as the Office of Inspector General of the Environmental Protection Agency, which we refer to as EPA. During the course of an audit, the DCAA may disallow costs if it determines that we improperly accounted for such costs in a manner inconsistent with Cost Accounting Standards or regulatory and contractual requirements. Under the type of cost-plus government contracts that we typically perform, only those costs that are reasonable, allocable and allowable are recoverable under the Federal Acquisition Regulation and Cost Accounting Standards.

     In addition, our failure to comply with the terms of one or more of our government contracts, other government agreements, or government regulations and statutes could result in our being suspended or barred from future government contract projects for a significant period of time. This could materially adversely affect our business.

  ACTUAL RESULTS COULD DIFFER FROM THE ESTIMATES AND ASSUMPTIONS THAT WE USE TO PREPARE OUR FINANCIAL STATEMENTS.

     To prepare financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions, as of the date of the financial statements, which affect the reported values of assets and liabilities and revenues and expenses and disclosures of contingent assets and liabilities. Areas requiring significant estimates by our management include:

     - contract expenses and profits and application of percentage-of-completion accounting;

     - recoverability of inventory and application of lower of cost or market accounting;

     - provisions for uncollectible receivables and customer claims and recoveries of costs from subcontractors, vendors and others;

     - provisions for income taxes and related valuation allowances;

     - recoverability of net goodwill;

     - recoverability of other intangibles and related amortization;

     - valuation of assets acquired and liabilities assumed in connection with business combinations; and

     - accruals for estimated liabilities, including litigation and insurance reserves.

     Our actual results could differ from those estimates.

  OUR USE OF PERCENTAGE-OF-COMPLETION ACCOUNTING COULD RESULT IN A REDUCTION OR ELIMINATION OF PREVIOUSLY REPORTED PROFITS.

     As is more fully discussed in Critical Accounting Policies and Related Estimates That Have a Material Effect on Our Consolidated Financial Statements and in the notes to our financial statements, all of which are included in our Annual Report on Form 10-K/A, which is incorporated by reference in this prospectus, a substantial portion of our revenues are recognized using the percentage-of-completion, or POC, method of accounting. This accounting method is standard for engineering, procurement and construction, or EPC, contracts. The POC accounting practices that we use result in our recognizing contract revenues and earnings ratably over the contract term in proportion to our incurrence of contract costs. The earnings or losses recognized on individual contracts are based on estimates of contract revenues, costs and profitability. Contract losses are recognized in full when determined, and contract profit estimates are adjusted based on ongoing reviews of contract profitability. Further, a substantial portion of our contracts contain various cost and performance incentives and penalties that impact the earnings we realize from the contracts, and adjustments related to these incentives and penalties are recorded when known or finalized, which is generally during the latter stages of the contract. In addition, we record claims when we believe recovery is probable and the amounts can be reasonably estimated. Actual collection of claims could differ from estimated amounts.

     Although most of our contracts are cost-plus and our financial loss exposure on cost-reimbursable contracts is generally limited to a portion of our gross margin, it is possible that the loss provisions or adjustments to the contract profit and loss resulting from ongoing reviews or contract penalty provisions could be significant and could result in a reduction or elimination of previously recognized earnings. In certain circumstances it is possible that such adjustments could be material to our operating results.

  OUR RESULTS OF OPERATIONS DEPEND ON THE AWARD OF NEW CONTRACTS AND THE TIMING OF THE PERFORMANCE OF THESE CONTRACTS.

     A substantial portion of our revenues is directly or indirectly derived from large-scale domestic and international projects. It is generally very difficult to predict whether and when we will receive such awards as these contracts frequently involve a lengthy and complex bidding and selection process which is affected by a number of factors, such as market conditions, financing arrangements, governmental approvals and environmental matters. Because a significant portion of our revenues is generated from large projects, our results of operations and cash flows can fluctuate from quarter to quarter depending on the timing of our contract awards. In addition, many of these contracts are subject to financing contingencies and, as a result, we are subject to the risk that we or the customer will not be able to secure the necessary financing for the project. In certain circumstances, customers may require us to provide credit enhancements, including cash and letters of credit. For example, our $565.0 million fixed-price EPC contract to build a combined-cycle power plant in Queens, New York is subject to receipt of financing and we have been asked to provide certain credit enhancements. As a result, a contract award for a project may not result in revenue from the project.

     The uncertainty of our contract award timing can also present difficulties in matching workforce size with contract needs. In some cases, we maintain and bear the cost of a ready workforce that is larger than called for under existing contracts in anticipation of future workforce needs for expected contract awards. If an expected contract award is delayed or not received, we would incur costs that could have a material adverse effect on us. Further, our significant customers vary between years, and the loss of any one or more of our key customers could have a material adverse impact on us.

     In addition, timing of the revenues, earnings and cash flows from our projects can be affected by a number of factors beyond our control, including unavoidable delays from weather conditions, unavailability of material and equipment from vendors, changes in the scope of services requested by clients or labor disruptions.

  WE ARE VULNERABLE TO THE CYCLICAL NATURE OF THE MARKETS WE SERVE.

     Downturns in the businesses that use our ECM services can adversely affect our revenues and operating profit. Many of our customers are in businesses that are cyclical in nature and sensitive to changes in general economic conditions. The demand for our ECM services is dependent upon the existence of projects with engineering, procurement, construction and management needs. Our ECM segment, which primarily services the power generation and process industries, has seen strong growth in the past few years due to previously unmet power needs and deregulation but is now seeing its business opportunities decrease relative to the last few years. Industries such as these and many of the others we serve have historically been and will continue to be vulnerable to general downturns and are cyclical in nature. As a result, our past results have varied considerably and may continue to vary depending upon the demand for future projects in these industries.

  POLITICAL AND ECONOMIC CONDITIONS IN FOREIGN COUNTRIES IN WHICH WE OPERATE COULD ADVERSELY AFFECT US.

     Approximately 15% of our fiscal 2003 revenues were attributable to projects in international markets, some of which are subject to political unrest and uncertainty. We have operations in Russia, China, the Middle East, Europe and Australia. We expect international revenues and operations to continue to contribute to our growth and earnings for the foreseeable future. International contracts, operations and expansion expose us to risks inherent in doing business outside the United States, including:

     - uncertain economic conditions in the foreign countries in which we make capital investments, operate and sell products and services;

     - the lack of well-developed legal systems in some countries in which we operate and sell products and services, which could make it difficult for us to enforce our contractual rights;

     - expropriation of property;

     - restrictions on the right to convert or repatriate currency; and

     - political risks, including risks of loss due to civil strife, acts of war, guerrilla activities and insurrection.

For example, in June 2003 we closed our operations in Venezuela due to the political unrest and the economic uncertainty of doing business in Venezuela. Our results of operations could be materially adversely affected if any of these risks occur.

  FOREIGN EXCHANGE RISKS MAY AFFECT OUR ABILITY TO REALIZE A PROFIT FROM CERTAIN PROJECTS OR TO OBTAIN PROJECTS.

     We generally attempt to denominate our contracts in U.S. dollars; however, from time to time we enter into contracts denominated in a foreign currency. This practice subjects us to foreign exchange risks, particularly to the extent contract revenues are denominated in a currency different than the contract costs. We attempt to minimize our exposure from foreign exchange risks by obtaining escalation provisions for projects in inflationary economies, matching the contract revenue currency with the contract costs currency or entering into hedge contracts when there are different currencies for contract revenues and costs. However, these actions will not always eliminate all foreign exchange risks.

     Foreign exchange controls may also adversely affect us. For instance, foreign exchange controls were instituted in Venezuela on February 6, 2003. These controls may limit our ability to repatriate profits from our Venezuelan subsidiary or otherwise convert local currency into U.S. dollars. These limitations could adversely affect us. Further, our ability to obtain international contracts is impacted by the relative strength or weakness of the U.S. dollar to foreign currencies.

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  OUR DEPENDENCE ON ONE OR A FEW CUSTOMERS COULD ADVERSELY AFFECT US.

     Due to the size of many engineering and construction projects, one or a few clients have in the past and may in the future contribute a substantial portion of our consolidated revenues in any one year or over a period of several consecutive years. For example, in fiscal 2003, approximately 13% of our revenues were from PG&E National Energy Group, Inc. Similarly, our backlog frequently reflects multiple projects for individual clients; therefore, one major customer may comprise a significant percentage of backlog at a point in time. An example of this is the TVA, with which we have two contracts representing an aggregate of 15% of our backlog at August 31, 2003. Including our backlog from TVA, a Government-owned entity, backlog from the U.S. Government or U.S. Government-owned entities accounted for 67% of backlog at August 31, 2003.

     Because these significant customers generally contract with us for specific projects, we may lose these customers from year to year as their projects with us are completed. If we do not replace them with other customers or other projects, our business could be materially adversely affected.

     Additionally, we have long-standing relationships with many significant customers, including customers with which we have alliance agreements that have preferred pricing arrangements. However, our contracts with these customers are on a project by project basis, and they may unilaterally reduce or discontinue their purchases at any time. The loss of business from any one of such customers could have a material adverse effect on our business or results of operations.

  OUR PROJECTS EXPOSE US TO POTENTIAL PROFESSIONAL LIABILITY, PRODUCT LIABILITY, WARRANTY AND OTHER CLAIMS.

     We engineer, construct and perform services in large industrial facilities in which accidents or system failures can be disastrous. Any catastrophic occurrences in excess of insurance limits at locations engineered or constructed by us or where our products are installed or services performed could result in significant professional liability, product liability, warranty and other claims against us. In addition, under some of our contracts, we must use new metals or processes for producing or fabricating pipe for our customers. The failure of any of these metals or processes could result in warranty claims against us for significant replacement or reworking costs.

     Further, the engineering and construction projects we perform expose us to additional risks including cost overruns, equipment failures, personal injuries, property damage, shortages of materials and labor, work stoppages, labor disputes, weather problems and unforeseen engineering, architectural, environmental and geological problems. In addition, once our construction is complete, we may face claims with respect to the performance of these facilities.

  OUR ENVIRONMENTAL AND INFRASTRUCTURE OPERATIONS MAY SUBJECT US TO POTENTIAL CONTRACTUAL AND OPERATIONAL COSTS AND LIABILITIES.

     Many of our Environmental & Infrastructure segment customers attempt to shift financial and operating risks to the contractor, particularly on projects involving large scale cleanups and/or projects where there may be a risk that the contamination could be more extensive or difficult to resolve than previously anticipated. In this competitive market, customers increasingly try to pressure contractors to accept greater risks of performance, liability for damage or injury to third parties or property and liability for fines and penalties. Prior to our acquisition of the IT Group, it was involved in claims and litigation involving disputes over such issues. Therefore, it is possible that we could also become involved in similar claims and litigation in the future as a result of our acquisition of the assets of IT Group and our participation in environmental and infrastructure contracts.

     Environmental management contractors also potentially face liabilities to third parties for property damage or personal injury stemming from exposure to or a release of toxic substances resulting from a project performed for customers. These liabilities could arise long after completion of a project. Although the risks we face in our anthrax and other biological agent work are similar to those faced in our toxic chemical emergency response business, the risks posed by attempting to detect and remediate these biological agents may include risks to our employees, subcontractors and those who may be affected should detection and remediation prove

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

less effective than anticipated. Because anthrax and similar contamination is so recent, there may be unknown risks involved; and in certain circumstances there may be no body of knowledge or standard protocols for dealing with these risks. The risks we face also include the potential ineffectiveness of developing technologies to detect and remediate the contamination, claims for infringement of these technologies, difficulties in working with the smaller, specialized firms that may own these technologies and have detection and remediation capabilities, our ability to attract and retain qualified employees and subcontractors in light of these risks, the high profile nature of the work and the potential unavailability of insurance and indemnification for the risks associated with biological agents and terrorism.

     Over the past several years, the EPA and other federal agencies have constricted significantly the circumstances under which they will indemnify their contractors against liabilities incurred in connection with CERCLA, and similar projects.

  WE ARE EXPOSED TO CERTAIN RISKS ASSOCIATED WITH OUR INTEGRATED ENVIRONMENTAL SOLUTIONS BUSINESSES.

     Certain subsidiaries within our Environmental & Infrastructure division are engaged in two similar programs that may involve assumption of a client's environmental remediation obligations and potential claim obligations. One program involves our subsidiary, The LandBank Group, Inc., or LandBank, which was acquired in the IT Group acquisition. Under this program, LandBank purchases and then remediates and/or takes other steps to improve environmentally impaired properties. The second program is operated by our subsidiary Shaw Environmental Liability Solutions, LLC, which will contractually assume responsibility for environmental matters at a particular site or sites and provide indemnifications for defined cleanup costs and post closing third party claims in return for compensation by the client. These subsidiaries may operate and/or purchase and redevelop environmentally impaired property. As the owner or operator of such properties, we may be required to clean up all contamination at these sites even if we did not place the contamination there. We attempt to reduce our exposure to unplanned risks through the performance of environmental due diligence, the use of liability protection provisions of federal laws like the Brownfields Revitalization Act and similar state laws and the purchase of environmental and cost cap insurance coverage or other risk management products. However, we cannot assure you that our risk management strategies and these products and laws will adequately protect us in all circumstances or that no material adverse impacts will occur.

     Our ability to be profitable in this type of business also depends on our ability to accurately estimate cleanup costs. While we engage in comprehensive engineering and cost analyses, if we were to materially underestimate the required cost of cleanup at a particular project, such underestimation could significantly adversely affect us. Further, the continued growth of this type of business is dependent upon the availability of environmental and cost cap insurance or other risk management products. We cannot assure you that such products will continue to be available to us in the future. Moreover, environmental laws and regulations governing the cleanup of contaminated sites are constantly changing. We cannot predict the effect of future changes to these laws and regulations on our LandBank and Environmental Liability Solutions businesses. In addition, prior to the IT Group acquisition, we had not previously conducted this type of business and we have had no material transactions in this business. Additionally, when we purchase real estate in this business, we are subject to many of the same risks as real estate developers, including the timely receipt of building and zoning permits, construction delays, the ability of markets to absorb new development projects, market fluctuations and the ability to obtain additional equity or debt financing on satisfactory terms, among others.

  ENVIRONMENTAL FACTORS AND CHANGES IN LAWS AND REGULATIONS COULD INCREASE OUR COSTS AND LIABILITIES AND AFFECT THE DEMAND FOR OUR SERVICES.

     In addition to the environmental risks described above relating to the businesses acquired from IT Group and our environmental remediation business, our operations are subject to environmental laws and regulations, including those concerning:

     - emissions into the air;

     - discharges into waterways;
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

     - generation, storage, handling, treatment and disposal of hazardous materials and wastes; and

     - health and safety.

     Our projects often involve highly regulated materials, including hazardous and nuclear materials and wastes. Environmental laws and regulations generally impose limitations and standards for regulated materials and require us to obtain a permit and comply with various other requirements. The improper characterization, handling, or disposal of regulated materials or any other failure to comply with federal, state and local environmental laws and regulations or associated environmental permits may result in the assessment of administrative, civil, and criminal penalties, the imposition of investigatory or remedial obligations, or the issuance of injunctions that could restrict or prevent our ability to perform.

     In addition, under CERCLA and comparable state laws, we may be required to investigate and remediate regulated materials. CERCLA and these comparable state laws typically impose liability without regard to whether a company knew of or caused the release, and liability for the entire cost of a clean-up can be imposed upon any responsible party. The principal federal environmental legislation affecting our Environmental & Infrastructure subsidiaries and clients include: the National Environmental Policy Act of 1969, or NEPA; the Resource Conservation and Recovery Act of 1976, or RCRA; the Clean Air Act; the Federal Water Pollution Control Act; and CERCLA, together with the Superfund Amendments and Reauthorization Act of 1986, or SARA. Our foreign operations are also subject to similar governmental controls and restrictions relating to environmental protection.

     We could also incur environmental liability at sites where we have been hired by potentially responsible parties, or PRPs, to remediate contamination of the site. Such PRPs have sought to expand the reach of CERCLA, RCRA and similar state statutes to make the remediation contractor responsible for cleanup costs. These companies claim that environmental contractors are owners or operators of hazardous waste facilities or that the contractors arranged for treatment, transportation or disposal of hazardous substances. If we are held responsible under CERCLA or RCRA for damages caused while performing services or otherwise, we may be forced to incur such cleanup costs by ourselves, notwithstanding the potential availability of contribution or indemnification from other parties.

     The environmental health and safety laws and regulations to which we are subject are constantly changing, and it is impossible to predict the effect of any future changes to these laws and regulations on us. We do not yet know the full extent, if any, of environmental liabilities associated with many of our recently acquired properties undergoing or scheduled to undergo site restoration, including any liabilities associated with the assets we acquired from Stone & Webster and IT Group. We cannot assure you that our operations will continue to comply with future laws and regulations or that any such laws and regulations will not significantly adversely affect us.

     The level of enforcement of these laws and regulations also affects the demand for many of our services. Proposed changes in regulations and the perception that enforcement of current environmental laws has been reduced has decreased the demand for some services, as clients have anticipated and adjusted to the potential changes. Future changes could result in increased or decreased demand for some of our services. The ultimate impact of the future changes will depend upon a number of factors, including the overall strength of the economy and clients' views on the cost-effectiveness of remedies available under the changed regulations. If proposed or enacted changes materially reduce demand for our environmental services, our results of operations could be adversely affected.

  THE LIMITATION OR THE EXPIRATION OF THE PRICE ANDERSON ACT'S INDEMNIFICATION AUTHORITY COULD ADVERSELY AFFECT OUR BUSINESS.

     The Price Anderson Act, or PAA, comprehensively regulates the manufacture, use and storage of radioactive materials, while promoting the nuclear power industry by offering broad indemnification to nuclear power plant operators and DOE contractors. Because we provide services for the DOE relating to its nuclear weapons facilities and the nuclear power industry in the on-going maintenance and modification, as well as decontamination and decommissioning, of its nuclear power plants, we are entitled to the indemnification

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

protections under the PAA. Although the PAA's indemnification provisions are broad, it has not been determined whether such indemnification applies to all liabilities that we might incur while performing services as a radioactive materials cleanup contractor for the DOE and the nuclear power industry. In addition, the PAA's ability to indemnify us with respect to any new contract expired on August 1, 2002, but was reauthorized and extended through December 31, 2004. Because nuclear power remains controversial, there can be no assurance that the PAA's indemnification authority will be reauthorized and extended when that authority expires again at the end of 2004. If the PAA's indemnification authority is not extended, our business could be adversely affected by either a refusal of plant operators to retain us or our inability to obtain commercially adequate insurance and indemnification.

  WE FACE SUBSTANTIAL COMPETITION IN EACH OF OUR BUSINESS SEGMENTS.

     In our E&I segment, we compete with a diverse array of small and large organizations, including national and regional environmental management firms, national, regional and local architectural, engineering and construction firms, environmental management divisions or subsidiaries of international engineering, construction and systems companies, and waste generators that have developed in-house capabilities. Increased competition in this business, combined with changes in client procurement procedures, has resulted in changes in the industry, including among other things, lower contract margins, more fixed-price or unit-price contracts and contract terms that may increasingly require us to indemnify our clients against damages or injuries to third parties and property and environmental fines and penalties. We believe, therefore, these market conditions may require us to accept more contractual and performance risk than we have historically for the environmental and infrastructure segment to be competitive.

     The entry of large systems contractors and international engineering and construction firms into the environmental services industry has increased competition for major federal government contracts and programs, which have been a primary source of revenue in recent years for our environmental & infrastructure business. There can be no assurance that our E&I segment will be able to compete successfully given the intense competition and trends in its industry.

     In our engineering, procurement and construction business, we face competition from numerous regional, national and international competitors, many of which have greater financial and other resources than we do. Our competitors include well-established, well-financed concerns, both privately and publicly held, including many major power equipment manufacturers and engineering and construction companies, some engineering companies, internal engineering departments at utilities and certain of our customers. The markets that we serve require substantial resources and particularly highly skilled and experienced technical personnel.

     In our pipe engineering and fabrication business, we face substantial competition on a domestic and international level. In the United States, there are a number of smaller pipe fabricators. Internationally, our principal competitors are divisions of large industrial firms. Some of our competitors, primarily in the international sector, have greater financial and other resources than we do.

  OUR FAILURE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL COULD HAVE AN ADVERSE EFFECT ON US.

     Our ability to attract and retain qualified engineers, scientists and other professional personnel in accordance with our needs, either through direct hiring or acquisition of other firms employing such professionals, will be an important factor in determining our future success. The market for these professionals is competitive, and there can be no assurance that we will be successful in our efforts to attract and retain needed professionals. In addition, our ability to be successful depends in part on our ability to attract and retain skilled laborers and craftsmen in our pipe fabrication and construction businesses. Demand for these workers can at times be high and the supply extremely limited.

  TERRORISTS' ACTIONS HAVE AND COULD CONTINUE TO NEGATIVELY IMPACT THE U.S. ECONOMY AND THE MARKETS IN WHICH WE OPERATE.

     Terrorist attacks, like those that occurred on September 11, 2001, have contributed to economic instability in the United States, and further acts of terrorism, violence or war could affect the markets in which
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

we operate, our business and our expectations. There can be no assurance that armed hostilities will not increase or that terrorist attacks, or responses from the United States, will not lead to further acts of terrorism and civil disturbances in the United States or elsewhere, which may further contribute to economic instability in the United States. These attacks or armed conflicts may directly impact our physical facilities or those of our suppliers or customers and could impact our domestic or international revenues, our supply chain, our production capability and our ability to deliver our products and services to our customers. Political and economic instability in some regions of the world may also result and could negatively impact our business.

  IF WE MUST WRITE OFF A SIGNIFICANT AMOUNT OF INTANGIBLE ASSETS, OUR EARNINGS WILL BE NEGATIVELY IMPACTED.

     Because we have grown in part through acquisitions, goodwill and other acquired intangible assets represent a substantial portion of our assets. Goodwill was approximately $511.4 million as of August 31, 2003. If we make additional acquisitions, it is likely that we will record additional intangible assets on our books. A determination that a significant impairment in value of our unamortized intangible assets has occurred would require us to write off a substantial portion of our assets. Such a write off would negatively affect our earnings.

  WE ARE AND WILL CONTINUE TO BE INVOLVED IN LITIGATION.

     We have been and may from time to time be named as a defendant in legal actions claiming damages in connection with engineering and construction projects and other matters. These are typically actions that arise in the normal course of business, including employment-related claims and contractual disputes or claims for personal injury or property damage which occurs in connection with services performed relating to project or construction sites. Our contractual disputes normally involve claims relating to the performance of equipment, design or other engineering services or project construction services provided by our subsidiaries.

  OUR REPURCHASE OBLIGATIONS UNDER THE LYONS COULD RESULT IN ADVERSE
  CONSEQUENCES.

     In May 2001, we issued $790.0 million aggregate principal amount at maturity of 20-year, zero-coupon, unsecured LYONs. The LYONs were issued on an original issue discount basis of $639.23 per $1,000 maturity value of the LYONs. On May 1 of 2004, 2006, 2011 and 2016, holders of LYONs may require us to purchase all or a portion of the LYONs at their accreted value (the original issue price of LYONs increases by 2.25% per year).

     In March 2003, we repurchased $384.6 million aggregate principal amount at maturity of LYONs pursuant to our tender offer for the LYONs and in August 2003, we repurchased another $32.0 million aggregate principal amount at maturity of LYONs in open market purchases. In November 2003, we repurchased $280.4 million aggregate principal amount at maturity pursuant to another tender offer for the LYONs. After giving effect to the total repurchases of $697.0 million aggregate principal amount at maturity of LYONs, the aggregate principal amount at maturity of the LYONs that remain outstanding is approximately $92.9 million (or a current accreted value of approximately $62.9 million). At May 1, 2004, the first date on which the holders can require us to repurchase the LYONs, the aggregate accreted value will be approximately $63.9 million.

     The closing price of our common stock on the New York Stock Exchange on December 1, 2003 was $13.33 per share. Unless our common stock price increases to a price in excess of $77.03 per share, we anticipate that a substantial portion, and perhaps all, of the remaining outstanding LYONs will be submitted for repurchase as early as May 1, 2004. In the event that holders of LYONs require us to repurchase the LYONs on May 1, 2004, we may, subject to certain conditions, choose to redeem the LYONs in cash or in shares of our common stock, or in a combination of both. If we elect to issue our common stock, the value of the common stock would be determined by reference to the current market value of our common stock at the time of each repurchase.

     We anticipate that we will have sufficient cash resources to repurchase up to the remaining $63.9 million in accreted value of the LYONs with cash on May 1, 2004. However, to the extent the accreted value of the LYONs exceeds our cash designated for such repurchases, if we elect to fund all or substantially all of this repurchase obligation with cash, we will reduce our available cash resources or other forms of liquidity.
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

     The use of cash to repurchase LYONs at a later date could have the effect of restricting our ability to fund new acquisitions or to meet other future working capital needs, as well as increasing our costs of borrowing. If we need to seek to refinance or restructure our obligations under the LYONs, including the incurrence of additional borrowings, we might not be successful in doing so or the refinancing or restructuring might result in terms less favorable to us and the holders of the notes than the terms of the LYONs. Our amended credit facility permits us to repurchase LYONs as long as, after giving effect to the purchase, we have the ability to borrow up to $50.0 million under that facility and that we have at least $75.0 million of cash and cash equivalents. Cash and cash equivalents for purposes of this test consist of those sums not otherwise pledged or escrowed under our amended credit facility and are reduced by amounts borrowed under our amended credit facility. In addition, regardless of whether we meet these tests, our amended credit facility permits us to use up to $10.0 million to repurchase LYONs.

  ADVERSE EVENTS COULD NEGATIVELY AFFECT OUR LIQUIDITY POSITION.

     Our operations could require us to utilize large sums of working capital, sometimes on short notice and sometimes without the ability to recover the expenditures. This has been the experience of certain of our competitors. Circumstances or events which could create large cash outflows include losses resulting from fixed- price contracts, environmental liabilities, litigation risks, unexpected costs or losses resulting from acquisitions, contract initiation or completion delays, political conditions, customer payment problems, foreign exchange risks, professional and product liability claims and cash repurchases of our LYONs, among others. We cannot provide assurance that we will have sufficient liquidity or the credit capacity to meet all of our cash needs if we encounter significant working capital requirements as a result of these or other factors.

     Insufficient liquidity could have important consequences to us. For example, we could:

     - have less operating flexibility due to restrictions which could be imposed by our creditors, including restrictions on incurring additional debt, creating liens on our properties and paying dividends;

     - have less success in obtaining new work if our sureties or our lenders were to limit our ability to provide new performance bonds or letters of credit for our projects;

     - be required to dedicate a substantial portion of cash flows from operations to the repayment of debt and the interest associated with that debt;

     - fail to comply with the terms of our credit facility;

     - incur increased lending fees, costs and interest rates; and

     - experience difficulty in financing future acquisitions and/or continuing operations.

     All or any of these matters could place us at a competitive disadvantage compared with competitors with more liquidity and could have a negative impact upon our financial condition and results of operations.

  WORK STOPPAGES AND OTHER LABOR PROBLEMS COULD ADVERSELY AFFECT US.

     Some of our employees in the United States and abroad are represented by labor unions. We experienced a strike, without material impact on pipe production, by union members in February 1997 relating to the termination of collective bargaining agreements covering our pipe facilities in Walker and Prairieville, Louisiana. A lengthy strike or other work stoppage at any of our facilities could have a material adverse effect on us. From time to time we have also experienced attempts to unionize our non-union shops. While these efforts have achieved limited success to date, we cannot give any assurance that we will not experience additional union activity in the future.

  CHANGES IN TECHNOLOGY COULD ADVERSELY AFFECT US, AND OUR COMPETITORS MAY DEVELOP OR OTHERWISE ACQUIRE EQUIVALENT OR SUPERIOR TECHNOLOGY.

     We believe that we have a leading position in technologies for the design and construction of ethylene processing plants. We protect our position through patent registrations, license restrictions and a research and development program. However, it is possible that others may develop competing processes that could negatively affect our market position.

     Additionally, we have developed construction and power generation and transmission software which we believe provide competitive advantages. The advantages currently provided by this software could be at risk if competitors were to develop superior or comparable technologies.

     Our induction pipe bending technology and capabilities favorably influence our ability to compete successfully. Currently this technology and our proprietary software are not patented. Even though we have some legal protections against the dissemination of this know-how, including non-disclosure and confidentiality agreements, our efforts to prevent others from using our technology could be time-consuming, expensive and ultimately may be unsuccessful or only partially successful. Finally, there is nothing to prevent our competitors from independently attempting to develop or obtain access to technologies that are similar or superior to our technology.

  OUR SUCCESS DEPENDS ON KEY MEMBERS OF OUR MANAGEMENT.

     Our success is dependent upon the continued services of our key officers. The loss of any of our key officers could adversely affect us. We do not maintain key employee insurance on any of our executive officers.

RISKS RELATING TO THE EXCHANGE OFFER AND THE NOTES

  IF YOU DO NOT PROPERLY TENDER YOUR OUTSTANDING NOTES, YOU WILL CONTINUE TO HOLD UNREGISTERED OUTSTANDING NOTES AND YOUR ABILITY TO TRANSFER OUTSTANDING NOTES WILL BE ADVERSELY AFFECTED.

     We will only issue new notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely tender of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of outstanding notes.

     If you do not exchange your outstanding notes for new notes pursuant to the exchange offer, the outstanding notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register outstanding notes under the Securities Act unless our registration rights agreement with the initial purchasers of the outstanding notes requires us to do so. Further, if you continue to hold any outstanding notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer such notes outstanding.

  OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND IMPAIR OUR ABILITY TO FULFILL OUR OBLIGATIONS UNDER THE NOTES.

     After giving effect to this offering, as of August 31, 2003 we would have had total outstanding indebtedness of approximately $513.2 million, approximately $5.5 million of which was secured indebtedness, including indebtedness under capital leases, and approximately $1.6 million of which represented liabilities of our subsidiaries that will not guarantee the notes. In addition, as of August 31, 2003, letters of credit issued for our account in an aggregate amount of $164.3 million were outstanding. Subsequent to August 31, 2003, we reduced our outstanding indebtedness by repurchasing a portion of our outstanding LYONs. See "Prospectus Summary -- Recent Developments." Nevertheless, we still have substantial indebtedness outstanding. Our substantial indebtedness could have important consequences, including the following:

     - it will require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, including the notes, and may require us to dedicate a substantial portion of our cash flow from operations to repurchase the LYONs, in each case reducing the availability of cash flow to fund acquisitions, working capital, capital expenditures and other general corporate purposes

     - it will limit our ability to borrow money or sell stock for working capital, capital expenditures, debt service requirements and other purposes;

     - it will limit our flexibility in planning for, and reacting to, changes in our business;

     - it may place us at a competitive disadvantage if we are more highly leveraged than some of our competitors;

     - it may make us more vulnerable to a further downturn in the economy or our business; and

     - it may restrict us from making additional acquisitions or exploiting other business opportunities.

     The terms of the indentures relating to the notes and the LYONs do not prohibit us from incurring significant additional indebtedness, including debt that is effectively senior to the notes. To the extent that new debt is added to our currently anticipated debt levels, the substantial leverage risks described above would increase.

  THE NOTES WILL BE UNSECURED OBLIGATIONS AND THE COLLATERAL SECURING ANY OF OUR SECURED INDEBTEDNESS WILL NOT BE AVAILABLE TO YOU UNTIL THAT INDEBTEDNESS HAS BEEN REPAID.

     The notes and the related subsidiary guarantees will be our unsecured obligations. The payment of principal and interest on the notes and the related subsidiary guarantees will be effectively subordinated in right of payment to all of our secured debt and the secured debt of the subsidiary guarantors. The amount of secured debt includes our amended credit facility under which we are able to borrow not less than $300.0 million, as well as any other secured debt we may be able to incur in the future. Our amended credit facility is secured by substantially all of our assets other than real estate, plants, parts and equipment. In addition, the notes will be effectively junior to the liabilities of our non-guarantor subsidiaries.

     If we become insolvent or are liquidated, or if payment under our amended credit facility or in respect of any other secured debt is accelerated, the lenders under our amended credit facility or holders of other secured debt will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under the agreements pertaining to our amended credit facility or other secured debt). Upon the occurrence of any default under our amended credit facility (and even without accelerating the debt thereunder), the lenders may be able to prohibit the payment of the notes and subsidiary guaranties by limiting our ability to access our cash flow. Moreover, the assets that secure our amended credit facility or any other secured debt will not be available to you in the event of a bankruptcy, liquidation or similar circumstance of the related obligor until we have fully repaid all amounts due under our secured debt.

  DESPITE OUR SIGNIFICANT DEBT LEVELS, WE AND OUR SUBSIDIARIES MAY BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS DESCRIBED ABOVE IN THE PREVIOUS TWO RISK FACTORS.

     We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the agreement governing our amended credit facility and the indenture governing the notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness as defined in the relevant agreement. To the extent new indebtedness is added to our and our subsidiaries' currently anticipated debt levels, the substantial leverage risks described above would increase.

  TO SERVICE OUR INDEBTEDNESS, INCLUDING THE NOTES, WE REQUIRE A SIGNIFICANT AMOUNT OF CASH.

     We require a significant amount of cash to service our indebtedness, including the notes. In addition, we may be required to repurchase all or a substantial portion of our outstanding LYONs as early as May 1, 2004. See "Prospectus Summary -- Recent Developments." Our ability to make payments on our indebtedness, including our repurchase obligations, depends on our ability to generate cash in the future. If we do not generate sufficient cash flow to meet our debt service and working capital requirements, we may need to seek additional financing or sell assets. This may make it more difficult for us to obtain financing on terms that are acceptable to us or at all. Without such financing, we could be forced to sell assets to make up for any shortfall in our payment obligations under unfavorable circumstances.

     Our amended credit facility and our obligations under the notes limit our ability to sell assets and also restrict the use of proceeds from any such sale. Furthermore, the amended credit facility is secured by substantially all of our assets other than real estate, plants, parts and equipment. A substantial portion of our assets are, and may continue to be, intangible assets. Therefore, we may not be able to sell our assets quickly enough or for sufficient amounts to enable us to meet our debt obligations.

     If we default under our various debt obligations, the lenders could require immediate repayment of the entire principal amount of our indebtedness. If the lenders require immediate repayment on the entire principal amount, we may not be able to repay these amounts in full, and our inability to meet our debt obligations would have a material adverse effect on our business, financial condition and results of operations.

  NOT ALL OF OUR SUBSIDIARIES WILL GUARANTEE THE NOTES.

     We conduct a significant portion of our business through our subsidiaries. Our foreign subsidiaries are not guaranteeing the notes. Claims of creditors of such non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness, and claims of preferred stockholders (if any) of such subsidiaries will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of our company, including holders of the notes, even if the obligations of the subsidiaries do not constitute senior indebtedness. Revenues related to the non-guarantor subsidiaries constituted $341.7 million of our revenues during the year ended August 31, 2003 and the non-guarantor subsidiaries had approximately 13% of our consolidated assets as of August 31, 2003 and approximately $1.6 million of indebtedness (other than intercompany debt) as of August 31, 2003.

  WE DEPEND ON OUR SUBSIDIARIES TO SERVICE OUR DEBT.

     Because we conduct our operations through our operating subsidiaries, we depend on those entities for dividends and other payments to generate the funds necessary to meet our financial obligations, including the payment of principal and interest on the notes. Under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. The earnings from, or other available assets of, these operating subsidiaries may not be sufficient to make distributions to enable us to pay interest on our debt obligations, including the notes, when due or the principal of such debt at maturity. Our non-guarantor subsidiaries are not obligated to make funds available to us for payment of the notes.

  RESTRICTIVE COVENANTS IN OUR AMENDED CREDIT FACILITY AND THE INDENTURE RELATING TO THE NOTES MAY RESTRICT OUR ABILITY TO PURSUE OUR BUSINESS STRATEGIES.

     Our amended credit facility and the indenture relating to the notes contain certain restrictions on our ability to, among other things:

     - incur additional indebtedness or contingent obligations or issue preferred stock;

     - pay dividends or make distributions to our stockholders;

     - repurchase or redeem our capital stock or subordinated indebtedness;

     - make investments;

     - create liens;

     - enter into sale/leaseback transactions;

     - incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us;

     - make capital expenditures;

     - enter into transactions with our stockholders and affiliates;

     - sell assets; and

     - acquire the assets of, or merge or consolidate with, other companies or transfer all or substantially all of our assets.

Our amended credit facility requires us to achieve certain financial ratios, including a leverage ratio and a minimum fixed charge coverage ratio. Beginning in 2004, the leverage ratio becomes more restrictive over time. We may not be able to satisfy these ratios, especially if our operating results fall below management's expectations. In addition, in order to remain in compliance with the covenants in our amended credit facility, we may be limited in our flexibility to take actions resulting in non-cash charges, including as a result of our settling claims. These covenants may impair our ability to engage in favorable business activities and our ability to finance future operations or capital needs, including those associated with honoring our repurchase obligations with respect to the LYONs.

     A breach of any of these covenants or our inability to comply with the required financial ratios could result in a default under our amended credit facility. In the event of any default under our amended credit facility, the lenders thereunder will not be required to lend any additional amounts to us and could elect to declare all outstanding borrowings, together with accrued interest and other fees, to be due and payable, or require us to apply all of our available cash to repay these borrowings. The acceleration of outstanding loans under our amended credit facility in excess of $20.0 million constitutes an event of default with respect to the notes. If we are unable to repay borrowings with respect to our amended credit facility when due, the lenders thereunder could proceed against their collateral, which consists of substantially all of our assets other than real estate, plants, parts and equipment. If the indebtedness under our amended credit facility or the notes were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.

  A COURT COULD CANCEL THE SUBSIDIARIES' GUARANTEES.

     Under the U.S. federal bankruptcy laws and comparable provisions of state fraudulent conveyance laws, a court could void obligations under the subsidiary guarantees, subordinate those obligations to other obligations of our subsidiary guarantors or require you to repay any payments made pursuant to the subsidiary guarantees, if:

          (1) fair consideration or reasonably equivalent value was not received in exchange for the obligation; and

          (2) at the time the obligation was incurred, the obligor:

        - was insolvent or rendered insolvent by reason of the obligation;

        - was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

        - intended to incur, or believed that it would incur, debts beyond its ability to pay them as the debts matured.

     The measure of insolvency for these purposes will depend upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent if:

     - the sum of its debts, including contingent liabilities, is greater than the saleable value of all of its assets at a fair valuation;

     - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and matured; or

     - it could not pay its debts as they become due.

Moreover, regardless of solvency, a court might void the guarantees, or subordinate the guarantees, if it determined that the transaction was made with intent to hinder, delay or defraud creditors.

     Each subsidiary guarantee will contain a provision intended to limit the guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision, however, may not be effective to protect the subsidiary guarantees from attack under fraudulent transfer law.

     The indenture requires that certain subsidiaries must guarantee the notes in the future. These considerations will also apply to these guarantees.

  THERE IS NO ESTABLISHED TRADING MARKET FOR THE NOTES.

     The notes will constitute a new issue of securities for which there is no established trading market. We do not intend to list the notes for trading on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result of this and the other factors listed below, an active trading market for the notes may not develop, and if a trading market develops it may not continue. The lack of an active trading market would have a material adverse effect on the market price and liquidity of the notes. If a market for the notes develops, they may trade at a discount from par.

     In addition, you may not be able to sell your notes at a particular time or at a price favorable to you. Future trading prices of the notes will depend on many factors, including:

     - our operating performance and financial condition;

     - our ability to complete the offer to exchange the notes for registered notes or to register the notes for resale;

     - the interest of securities dealers in making a market;

     - the market for similar securities; and

     - prevailing interest rates.

     Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in prices. It is possible that any market for the notes will be subject to disruptions. A disruption may have a negative effect on you as a holder of the notes, regardless of our prospects or performance.

     Although the initial purchasers have advised us that they intend to make a market in the notes, they are not obligated to do so. The initial purchasers may also discontinue any market making activities at any time without notice, in their sole discretion, which could further negatively impact your ability to sell the notes or the prevailing market price at the time you choose to sell.

  WE MAY NOT BE ABLE TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL.

     Under a change of control (as defined in the respective indentures governing the notes and the LYONs or in our amended credit facility), we may be required to purchase, in cash, some or all of the then outstanding notes or LYONs and/or repay all of our then outstanding indebtedness under our amended credit facility. Upon such a change of control, we may not have sufficient funds available to repurchase all of the notes or our LYONs or repay any accelerated obligations under our amended credit facility. In addition, we would be required to obtain the consent of our lenders under our amended credit facility if we are required to repurchase the notes or the LYONs in cash. We may not be able to obtain the consent of our lenders or sufficient financing on satisfactory terms, if at all, to fulfill these repurchase and repayment obligations.

  YOUR ABILITY TO RECOVER FROM OUR FORMER AUDITORS, ARTHUR ANDERSEN LLP, FOR ANY POTENTIAL FINANCIAL MISSTATEMENTS IS LIMITED.

     On June 26, 2002, at the recommendation of our audit committee, we dismissed Arthur Andersen LLP as our independent public accountants and engaged Ernst & Young LLP to serve as our independent public accountants for fiscal 2002. Our audited consolidated financial statements as of August 31, 2001 and 2000 and for each of the years in the two-year period ended August 31, 2001, which are incorporated by reference in this prospectus, have been audited by Arthur Andersen, our former independent public accountants, as set forth in their reports, but Arthur Andersen has not consented to our use of these reports in connection with the sale of the notes offered for exchange hereby.

     Arthur Andersen completed its audit of our consolidated financial statements for the year ended August 31, 2001 and issued its report relating to these consolidated financial statements on October 5, 2001. Subsequently, Arthur Andersen was convicted of obstruction of justice for activities relating to its previous work for another of its audit clients and has ceased to audit publicly held companies. We are unable to predict the impact of this conviction or whether other adverse actions may be taken by governmental or private parties against Arthur Andersen. If Arthur Andersen has no assets available for creditors, you may not be able to recover against Arthur Andersen for any claims you may have under securities or other laws as a result of Arthur Andersen's previous role as our independent public accountants and as author of the audit report for some of the audited financial statements incorporated by reference in this prospectus.

                                 EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     In connection with the issuance of the outstanding notes, we entered into a registration rights agreement. Under the registration rights agreement, we agreed to:

     - within 60 days after the original issuance of the outstanding notes on March 17, 2003, file a registration statement with the SEC with respect to a registered offer to exchange each outstanding note for a new note having terms substantially identical in all material respects to such note except that the new note will not contain terms with respect to transfer restrictions;

     - use our commercially reasonable to cause the registration statement to be declared effective under the Securities Act within 180 days after the original issuance of the outstanding notes;

     - promptly following the effectiveness of the registration statement, offer the new notes in exchange for surrender of the outstanding notes; and

     - keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the outstanding notes.

     We are now offering eligible holders of the outstanding notes the opportunity to exchange their outstanding notes for new notes registered under the Securities Act. Holders are eligible if they are not prohibited by any law or policy of the SEC from participating in this exchange offer. The new notes will be substantially identical to the outstanding notes except that the new notes will not contain terms with respect to transfer restrictions, registration rights or additional interest.

     Under limited circumstances, we agreed to use commercially reasonable efforts to cause the SEC to declare effective under the Securities Act a shelf registration statement for the resale of the outstanding notes. We also agreed to use commercially reasonable efforts to keep the shelf registration statement effective for up to two years after its effective date. The circumstances include if:

     - changes in law or applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer; or

     - for any other reason we do not consummate the exchange offer within 220 days of the original issuance of the outstanding notes; or

     - any initial purchaser notifies us within 10 business days following consummation of the exchange offer that notes held by it are not eligible to be exchanged for new notes in the exchange offer; or

     - certain holders notify us in writing that they are not eligible to participate in the exchange offer or may not resell the notes acquired by them in the new exchange offer to the public without delivering a prospectus or otherwise do not receive freely tradable new notes on the date of exchange.

     We will pay additional cash interest on the applicable outstanding notes, subject to certain exceptions,

     (1) if we fail to file this registration statement with the SEC on or prior to the 60th day after the original issuance of the outstanding notes,

     (2) if this registration statement is not declared effective by the SEC on or prior to the 180th day after the original issuance of the outstanding notes or, if obligated to file a shelf registration statement due to the circumstances described in the first bullet point of the preceding paragraph, a shelf registration statement is not declared effective by the SEC on or prior to the 180th day after the original issuance of the outstanding notes,

     (3) if the exchange offer is not consummated on or before the 40th day after this registration statement is declared effective,

     (4) if obligated to file the shelf registration statement due to the circumstances described in the second, third or fourth bullet points of the preceding paragraph, we fail to file the shelf registration statement with the SEC on or prior to the 30th day after the date on which the obligation to file a shelf registration statement arises,

     (5) if obligated to file a shelf registration statement due to the circumstances described in the second, third or fourth bullet points of the preceding paragraph, the shelf registration statement is not declared effective on or prior to the 60th day after the date of filing of the registration statement, or

     (6) after this registration statement or the shelf registration statement, as the case may be, is declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of the notes;

from and including the date on which any such registration default shall occur to but excluding the date on which all registration defaults have been cured.

     The rate of the additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a registration default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum additional interest rate of 1.5% per annum. We will pay such additional interest on regular interest payment dates. This additional interest will be in addition to any other interest payable from time to time with respect to the outstanding notes and the new notes.

     Upon the effectiveness of this registration statement, the consummation of the exchange offer, the effectiveness of a shelf registration statement, or the effectiveness of a succeeding registration statement, as the case may be, the interest rate borne by the notes from the date of such effectiveness or consummation, as the case may be, will be reduced to the original interest rate. However, if after any such reduction in interest rate, a different registration default occurs, the interest rate may again be increased pursuant to the preceding paragraph.

     To exchange your outstanding notes for new notes in the exchange offer, you will be required to make the following representations:

     - any new notes received by you will be acquired in the ordinary course of your business;

     - you have no arrangement or understanding with any person to participate in the distribution of the outstanding notes or the new notes;

     - if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the new notes;

     - if you are a broker-dealer that will receive new notes for your own account in exchange for outstanding notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such new notes; and

     - you are not our "affiliate," as defined in Rule 405 of the Securities Act, or if you are our affiliate you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

     In addition, we may require you to provide information to be used in connection with the shelf registration statement to have your outstanding notes included in the shelf registration statement and benefit from the provisions regarding additional interest described in the preceding paragraphs. We may exclude you from such registration statement if you unreasonably fail to furnish the requested information to us within a reasonable time after receiving our request. A holder who sells outstanding notes under the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers. Such a holder will also be subject to the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder, including indemnification obligations.

     Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge by way of the letter of transmittal that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of new notes.

     The description of the registration rights agreement contained in this section is a summary only. For more information, you should review the provisions of the registration rights agreement that we filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

RESALE OF NEW NOTES

     Based on no action letters of the SEC staff issued to third parties, we believe that new notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

     - you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;

     - such new notes are acquired in the ordinary course of your business; and

     - you do not intend to participate in a distribution of the new notes.

     The SEC, however, has not considered the exchange offer for the new notes in the context of a no action letter, and the SEC may not make a similar determination as in the no action letters issued to these third parties.

     If you tender your outstanding notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes, you

     - cannot rely on such interpretations by the SEC staff; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     Unless an exemption from registration is otherwise available, any security holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act. This registration statement should contain the selling security holder's information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of new notes only as specifically described in this prospectus. Only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge by way of the letter of transmittal that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of new notes.

TERMS OF THE EXCHANGE OFFER

     Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to 5:00 p.m. New York City time on the expiration date. We will issue new notes in principal amount equal to the principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only for new notes and only in integral multiples of $1,000.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

     As of the date of this prospectus, $253,029,000 in aggregate principal amount of the outstanding notes are outstanding. This prospectus is being sent to DTC, the sole registered holder of the outstanding notes, and to all persons that we can identify as beneficial owners of the outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Outstanding notes whose holders do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These outstanding notes will be entitled to the rights and benefits such holders have under the indenture relating to the notes and the registration rights agreement.

     We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

     If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "-- Fees and Expenses" for more details regarding fees and expenses incurred in the exchange offer.

     We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

EXPIRATION DATE

     The exchange offer will expire at 5:00 p.m. New York City time on January 7, 2004, unless, in our sole discretion, we extend it.

EXTENSIONS, DELAYS IN ACCEPTANCE, TERMINATION OR AMENDMENT

     We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. During any such extension, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

     In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

     If any of the conditions described below under "-- Conditions to the Exchange Offer" have not been satisfied, we reserve the right, in our sole discretion, up to the expiration of the exchange offer:

     - to delay accepting for exchange any outstanding notes,

     - to extend the exchange offer, or

     - to terminate the exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

CONDITIONS TO THE EXCHANGE OFFER

     We will not be required to accept for exchange, or exchange any new notes for, any outstanding notes if the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting outstanding notes for exchange in the event of such a potential violation.

     In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us the representations described under "-- Purpose and Effect of the Exchange Offer," "-- Procedures for Tendering" and "Plan of Distribution" and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.

     We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable.

     These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion up to the expiration of the exchange offer. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

     In addition, we will not accept for exchange any outstanding notes tendered, and will not issue new notes in exchange for any such outstanding notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

     In order to participate in the exchange offer, you must properly tender your outstanding notes to the exchange agent as described below. It is your responsibility to properly tender your notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your exchange.

     If you have any questions or need help in exchanging your notes, please call the exchange agent whose address and phone number are described in the section of the prospectus entitled "Prospectus Summary -- The Exchange
Offer -- Exchange Agent."

     All of the outstanding notes were issued in book-entry form, and all of the outstanding notes are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the outstanding notes may be tendered using the Automated Tender Offer Program ("ATOP") instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their outstanding notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an "agent's message" to the exchange agent. The agent's message will state that DTC has received instructions from the participant to tender outstanding notes and that the participant agrees to be bound by the terms of the letter of transmittal.

     By using the ATOP procedures to exchange outstanding notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

     There is no procedure for guaranteed late delivery of the notes.

  DETERMINATIONS UNDER THE EXCHANGE OFFER

     We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularity or condition of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable following the expiration date.

  WHEN WE WILL ISSUE NEW NOTES

     In all cases, we will issue new notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, prior to 5:00 p.m., New York City time, on the expiration date,

     - a book-entry confirmation of such outstanding notes into the exchange agent's account at DTC; and

     - a properly transmitted agent's message.

     Return of Outstanding Notes Not Accepted or Exchanged

     If we do not accept any tendered outstanding notes for exchange or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to their tendering holder. Such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

  YOUR REPRESENTATIONS TO US

     By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

     - any new notes that you receive will be acquired in the ordinary course of your business;

     - you have no arrangement or understanding with any person to participate in the distribution of the outstanding notes or the new notes;

     - if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the new notes;

     - if you are a broker-dealer that will receive new notes for your own account in exchange for outstanding notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such new notes; and

     - you are not our "affiliate," as defined in Rule 405 of the Securities Act, or if you are our affiliate you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

     Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge by way of the letter of transmittal that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of new notes.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m. New York City time on the expiration date. For a withdrawal to be effective you must comply with the appropriate procedures of DTC's ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding notes and otherwise comply with the procedures of DTC.

     We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     Any outstanding notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following the procedures described under "-- Procedures for Tendering" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

     We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

     - SEC registration fees;

     - fees and expenses of the exchange agent and trustee;

     - accounting and legal fees and printing costs; and

     - related fees and expenses.

TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

CONSEQUENCES OF FAILURE TO EXCHANGE

     If you do not exchange new notes for your outstanding notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the outstanding notes. In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from the registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

ACCOUNTING TREATMENT

     We will record the new notes in our accounting records at the same carrying value as the outstanding notes. This carrying value is the aggregate principal amount of the outstanding notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

OTHER

     Participation in the exchange offer is voluntary, and you should carefully consider whether to participate. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

     We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

                                USE OF PROCEEDS

     The exchange offer is intended to satisfy our obligations under our registration rights agreement. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. The form and terms of the new notes are identical in all respects to the form and terms of the outstanding notes, except the new notes do not include certain transfer restrictions, registration rights or provisions for additional interest and contain different administrative terms. Outstanding notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in our outstanding indebtedness.

                          DESCRIPTION OF THE NEW NOTES

     The Shaw Group Inc. will issue the new notes, and the outstanding notes were issued, under an Indenture dated as of March 17, 2003 (the "Indenture") among the Company, the Subsidiary Guarantors and The Bank of New York, as Trustee. The terms of the new notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

     Certain terms used in this description are defined under the subheading
"-- Certain Definitions". In this description, the word "Company" refers only to The Shaw Group Inc. and not to any of its subsidiaries. References to the "Notes" in this section of the prospectus include both the outstanding notes and the new notes.

     The following description is only a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, not this description, defines your rights as holders of these Notes. We have filed the Indenture as an exhibit to the registration statement which includes this prospectus.

     If the exchange offer contemplated by this prospectus (the "Exchange Offer") is consummated, Holders of outstanding notes who do not exchange those notes for new notes in the Exchange Offer will vote together with Holders of new notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the Holders thereunder (including acceleration following an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indenture. In determining whether Holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any outstanding notes that remain outstanding after the Exchange Offer will be aggregated with the new notes, and the Holders of such outstanding notes and the new notes will vote together as a single series for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the notes outstanding shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentages in aggregate principal amount of the outstanding notes and the new notes then outstanding.

BRIEF DESCRIPTION OF THE NOTES

     These Notes:

     - are unsecured senior obligations of the Company;

     - are senior in right of payment to any future Subordinated Obligations of the Company;

     - are guaranteed by each Subsidiary Guarantor; and

     - are subject to registration with the SEC pursuant to the Registration Rights Agreement.

PRINCIPAL, MATURITY AND INTEREST

     The Company will issue the Notes initially with a maximum aggregate principal amount of $253,029,000. The Company will issue the Notes in denominations of $1,000 and any integral multiple of $1,000. The Notes will mature on March 15, 2010. Subject to our compliance with the covenant described under the subheading "-- Certain Covenants -- Limitation on Indebtedness", we may without the consent of the holders, issue more Notes under the Indenture on the same terms and conditions and with the same CUSIP numbers as the Notes being offered hereby (the "Additional Notes"), but only if such Additional Notes will be fungible with the Notes being offered hereby for United States Federal income tax purposes. The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Notes", references to the Notes include any Additional Notes actually issued.

     Interest on these Notes will accrue at the rate of 10 3/4% per annum and will be payable semiannually in arrears on March 15 and September 15, commencing on September 15, 2003. We will make each interest payment to the holders of record of these Notes on the immediately preceding March 1 and September 1. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

     Interest on these Notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Additional interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement.

OPTIONAL REDEMPTION

     Except as set forth below, we will not be entitled to redeem the Notes.

     On and after March 15, 2007, we will be entitled at our option to redeem all or a portion of these Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on March 15 of the years set forth below:

                                                               REDEMPTION
PERIOD                                                           PRICE
------                                                         ----------
2007........................................................    105.375%
2008........................................................    102.688
2009 and thereafter.........................................    100.000

     Prior to March 15, 2006, we may at our option on one or more occasions redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount of not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 110.75%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, that

     (1) at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

     (2) each such redemption occurs within 90 days after the date of the related Equity Offering.

     Prior to March 15, 2007, we may at our option redeem all, but not less than all, of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date.

     "Applicable Premium" means, with respect to a Note at any redemption date, the greater of (i) 1.00% of the principal amount of such Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Note on March 15, 2007 (such redemption price being described in the second paragraph of this "-- Optional Redemption" section exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such Note through March 15, 2007 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such redemption date.

     "Adjusted Treasury Rate" means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities", for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after March 15, 2007, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to March 15, 2007, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to March 15, 2007.

     "Comparable Treasury Price" means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

     "Quotation Agent" means the Reference Treasury Dealer selected by the Trustee after consultation with the Company.

     "Reference Treasury Dealer" means Credit Suisse First Boston LLC and its successors and assigns, and two other nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

SELECTION AND NOTICE OF REDEMPTION

     If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

     We will redeem Notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

     If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder upon cancelation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION; OFFERS TO PURCHASE; OPEN MARKET PURCHASES

     We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions
" -- Change of Control" and "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock". We may at any time and from time to time purchase Notes in the open market or otherwise.

GUARANTIES

     The Subsidiary Guarantors will initially consist of all of the Company's material domestic Wholly Owned Subsidiaries as of the Issue Date. Following the Issue Date, the Company may be required to cause other Subsidiaries to issue Subsidiary Guaranties. See "-- Certain Covenants -- Future Guarantors".

     The Subsidiary Guarantors will jointly and severally guarantee, on a senior unsecured basis, our obligations under these Notes. The Subsidiary Guarantors will also guarantee all obligations under the Credit

Agreement, and each Subsidiary Guarantor will grant a security interest in its accounts receivable, inventory and other personal property to secure the obligations under the Credit Facility. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. See "Risk Factors -- Risks Relating to the Notes -- A court could cancel the subsidiary guarantees".

     Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled upon payment in full of all guarantied obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor's pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

     If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guaranty could be reduced to zero. See "Risk Factors -- Risks Relating to the Notes -- A court could cancel the subsidiary guarantees".

     Pursuant to the Indenture, a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under "-- Certain Covenants -- Merger and Consolidation"; provided, however, that if such other Person is not the Company, such Subsidiary Guarantor's obligations under its Subsidiary Guaranty must be expressly assumed by such other Person, except that such assumption will not be required in the case of either:

          (1) the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor; or

          (2) the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

in each case other than to the Company or an Affiliate of the Company and as permitted by the Indenture and if in connection therewith the Company provides an Officers' Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock" in respect of such disposition.

     The Subsidiary Guaranty of a Subsidiary Guarantor also will be released:

          (1) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

          (2) at such time as such Subsidiary Guarantor does not have any Indebtedness outstanding that would have required such Subsidiary Guarantor to enter into a Guaranty Agreement pursuant to the covenant described under "-- Certain Covenants -- Future Guarantors"; or

          (3) if we exercise our legal defeasance option or our covenant defeasance option as described under "-- Defeasance."

RANKING

  SENIOR INDEBTEDNESS VERSUS NOTES

     The indebtedness evidenced by these Notes and the Subsidiary Guaranties will be unsecured and will rank pari passu in right of payment to the other Senior Indebtedness of the Company and the Subsidiary Guarantors, as the case may be. The Notes will be guaranteed by the Subsidiary Guarantors.

     As of August 31, 2003, after giving effect to this offering:

          (1) the Company's Senior Indebtedness, including outstanding letters of credit issued by the lenders under the Company's Credit Agreement in an aggregate amount of approximately $164.3 million, would have been approximately $677.5 million, including approximately $5.5 million of secured indebtedness and approximately $144.9 million attributable to the Company's guarantees with respect to letters of credit issued on behalf of the Company's subsidiaries; and

          (2) the Senior Indebtedness, including outstanding letters of credit issued by the lenders under the Company's Credit Agreement in an aggregate amount of approximately $164.3 million, of the Subsidiary Guarantors would have been approximately $422.0 million, including approximately $3.2 million of secured indebtedness, approximately $19.4 million attributable to the Subsidiary Guarantors' guarantees with respect to letters of credit issued by the Company and approximately $250.1 million attributable to the Subsidiary Guarantors' guarantees with respect to the Notes.

     The Notes are unsecured obligations of the Company. Secured debt and other secured obligations of the Company (including obligations with respect to the Credit Agreement) will be effectively senior to the Notes to the extent of the value of the assets securing such debt or other obligations.

  LIABILITIES OF SUBSIDIARIES VERSUS NOTES

     All of our operations are conducted through our subsidiaries. Some of our subsidiaries are not Guaranteeing the Notes. For the year ended August 31, 2003, our Subsidiaries that are not Subsidiary Guarantors accounted for approximately $341.7 million of our revenue and, at the end of such period, approximately $255.3 million of our assets. Claims of creditors of such non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness or Guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our non-guarantor subsidiaries.

     At August 31, 2003, the total liabilities of our subsidiaries (other than the Subsidiary Guarantors) were approximately $163.1 million, including trade payables. Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "-- Certain
Covenants -- Limitation on Indebtedness".

BOOK-ENTRY, DELIVERY AND FORM

     The Notes will be issued only in fully registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof. Notes will not be issued in bearer form.

     New Notes initially will be represented by one or more Notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. In addition, transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. Please read "-- Exchange of Book-Entry Notes for Certificated Notes."

     Initially, the Trustee will act as paying agent and registrar. The Notes may be presented for registration or transfer and exchange at the offices of the registrar.

  EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

     A beneficial interest in a Global Note may not be exchanged for a Note in certificated form unless:

          (i) DTC (x) notifies us that it is unwilling or unable to continue as depositary for the Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act, and in either case we thereupon fail to appoint a successor depositary within 90 days;

          (ii) we, at our option, notify the Trustee in writing of our election to cause the issuance of the Notes in certificated form; or

          (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the Notes.

     In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interests in such Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary, in accordance with its customary procedures. Any certificated Note issued in exchange for an interest in a Global Note will bear the legend restricting transfers that is borne by such Global Note. Any such exchange will be effected through the DTC's Deposit/Withdrawal at Custodian system and an appropriate adjustment will be made in the records of the registrar of the Notes to reflect a decrease in the principal amount of the relevant Global Note.

  CERTAIN BOOK-ENTRY PROCEDURES FOR GLOBAL NOTES

     The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the DTC settlement system and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

     DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised us that, pursuant to procedures established by it:

          (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants exchanging outstanding Notes with portions of the principal amount of the Global Notes; and

          (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

     Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     Except as described herein, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Mortgage for any purpose.

     Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Mortgage. Under the terms of the Mortgage, we and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we nor the Trustee nor any of our respective agents has or will have any responsibility or liability for:

          (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

     DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we, nor the Trustee or any of our respective agents, will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF CERTIFICATED NOTES FOR GLOBAL NOTES

     Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See "Transfer Restrictions".

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

          (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a Person (the "specified person") held by any other Person (the "parent entity"), if such other person is the beneficial owner (as defined above in this clause (1)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in this proviso), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

          (2) individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

          (3) the adoption of a plan relating to the liquidation or dissolution of the Company; or

          (4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than (i) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holders or (ii) a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

     Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

          (1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

          (2) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

          (3) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

     We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

     The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants -- Limitation on Indebtedness", "-- Limitation on Liens" and "-- Limitation on Sale/Leaseback Transactions". Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

     The Credit Agreement prohibits us from purchasing any Notes, subject to certain exceptions, and also provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when we are prohibited from purchasing Notes, we may seek the consent of our lenders to the purchase of Notes or may attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing Notes. In such case, our failure to offer to purchase Notes would constitute a Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement.

     Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

     The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

     The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

CERTAIN COVENANTS

     The Indenture contains covenants including, among others, those summarized below. Following the first day (the "Suspension Date") that:

          (1) the Notes have an Investment Grade Rating from both of the Rating Agencies, and

          (2) no Default has occurred and is continuing under the Indenture,

the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized below under:

          (1) -- Limitation on Indebtedness",

          (2) "-- Limitation on Restricted Payments",

          (3) "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries",

          (4) "-- Limitation on Sales of Assets and Subsidiary Stock",

          (5) clause (3) of the first paragraph under "-- Merger and Consolidation" and

          (6) "-- Limitation on Affiliate Transactions",

(collectively, the "Suspended Covenants"). In addition, the Subsidiary Guaranties of the Subsidiary Guarantors will also be suspended as of the Suspension Date. In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the "Reversion Date") one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Subsidiary Guaranties will be reinstated. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the "Suspension Period". Notwithstanding that the Suspended Covenants may be reinstated, no default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.

     On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to paragraph (a) of "-- Limitation on Indebtedness" or one of the clauses set forth in paragraph (b) of "-- Limitation on Indebtedness" (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to paragraph (a) or (b) of "-- Limitation on Indebtedness", such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (4) of paragraph
(b) of "-- Limitation on Indebtedness". Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under "-- Limitation on Restricted Payments" will be made as though the covenant described under "-- Limitation on Restricted Payments" had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under paragraph (a) of "-- Limitation on Restricted Payments" and the items specified in subclauses (3)(A) through (3)(D) of paragraph (a) of "-- Limitation on Restricted Payments" will increase the amount available to be made under paragraph (a) thereof. For purposes of determining compliance with paragraph (a) of the "-- Limitation on Sales of Assets and Subsidiary Stock" covenant, on the Reversion Date, the Net Available Cash from all Asset Dispositions not applied in accordance with the covenant will be deemed to be reset to zero.

  LIMITATION ON INDEBTEDNESS

     (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, no

Default has occurred and is continuing, the Consolidated Coverage Ratio exceeds
2.5 to 1 and the Consolidated Leverage Ratio would be less than 3.5 to 1.

     (b) In addition to Indebtedness that may be Incurred pursuant to the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following additional Indebtedness:

          (1) Indebtedness Incurred by the Company and its Subsidiary Guarantors pursuant to the Credit Agreement; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (i) $300.0 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock" and (ii) 70% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries;

          (2) Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes and
     (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such obligor with respect to its Subsidiary Guaranty;

          (3) the Notes and the Exchange Notes (other than any Additional
     Notes);

          (4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

          (5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

          (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6);

          (7) Hedging Obligations consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company and its Restricted Subsidiaries pursuant to the Indenture and Hedging Obligations Incurred in the ordinary course of business and not for speculation pursuant to any Currency Agreement;

          (8) obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business (but excluding any Performance Letters of Credit);

          (9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three Business Days of its Incurrence;

          (10) Indebtedness Incurred by Foreign Subsidiaries in the ordinary course of business (A) for working capital purposes or (B) in respect of Performance Letters of Credit;

          (11) Guarantees of Indebtedness of any Foreign Subsidiary incurred under clause (10) above by the Company, any Subsidiary Guarantor or any other Foreign Subsidiary;

          (12) Indebtedness consisting of the Subsidiary Guaranty of a Subsidiary Guarantor and any Guarantee by a Subsidiary Guarantor of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (1),
     (2), (3) or (4) or pursuant to clause (6) to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3) or (4); and

          (13) Indebtedness of the Company or of any of its Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (12) above or paragraph (a)) does not exceed $25.0 million; provided, however that not more than $10.0 million of such amount may be Incurred by Restricted Subsidiaries that are not Subsidiary Guarantors; provided further, however, that no such Indebtedness of any Restricted Subsidiary (other than a Subsidiary Guarantor) will consist of Guarantees of Indebtedness of the Company or any other Restricted Subsidiary.

     (c) Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

     (d) For purposes of determining compliance with this covenant:

          (1) any Indebtedness remaining outstanding under the Credit Agreement after the application of the net proceeds from the sale of the Notes will be treated as Incurred on the Issue Date under clause (1) of paragraph (b) above;

          (2) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses; and

          (3) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

     (e) For purposes of determining compliance with any U.S. dollar restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

  LIMITATION ON RESTRICTED PAYMENTS

     (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

          (1) a Default shall have occurred and be continuing (or would result therefrom);

          (2) the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under " -- Limitation on Indebtedness"; or

          (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

             (A) 40% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

             (B) the sum of (x) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees), (y) 85% of the fair market value of property constituting Additional Assets received by the Company or a Restricted Subsidiary subsequent to the Issue Date in exchange for Capital Stock (other than Disqualified Stock) of the Company (other than any such property received from a Subsidiary of the Company), such fair market value to be determined in good faith by the Board of Directors but subject to confirmation thereof by an Independent Qualified Party if such value exceeds $10.0 million and (z) 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Issue Date; plus

             (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the Incurrence of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

             (D) an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

     (b) The preceding provisions will not prohibit:

          (1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

          (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of such Person which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

          (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that any such dividend shall be included in the calculation of the amount of Restricted Payments;

          (4) so long as no Default has occurred and is continuing, the repurchase or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $1.0 million in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

          (5) any purchase of fractional shares of common stock of the Company in connection with the conversion of securities of the Company convertible into common stock; provided, however, that such purchases shall be excluded in the calculation of the amount of Restricted Payments;

          (6) purchases of shares of Capital Stock of any Restricted Subsidiary owned by professional engineers in connection with licensing requirements in an aggregate amount not to exceed $500,000; provided, however, that such purchases shall be excluded in the calculation of the amount of Restricted Payments;

          (7) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under " -- Limitation on Sales of Assets and Subsidiary Stock" after the Company (or a Restricted Subsidiary, as the case may be) has made an offer to the Holders of the Notes to purchase the Notes pursuant to clause (a)(3)(C) of such covenant; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; and

          (8) other Restricted Payments in an aggregate amount not to exceed $20.0 million; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

  LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES

     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company,
(b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

          (1) with respect to clauses (a), (b) and (c),

             (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

             (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

             (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

             (iv) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

          (2) with respect to clause (c) only, any restriction or encumbrance

          (A) contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;

          (B) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

          (C) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

          (D) on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

          (E) imposed by customary provisions in joint venture agreements and similar agreements that restrict the transfer of the interest in the joint venture.

  LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK

     (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

          (1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors or by any Senior Officer of the

     Company if such fair market value is less than $5.0 million, of the shares and assets subject to such Asset Disposition;

          (2) except to the extent the Company or a Restricted Subsidiary receives Additional Assets in exchange for such Asset Disposition, at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

          (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

          (A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

          (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

          (C) third, to the extent of the balance of such Net Available Cash remaining after application in accordance with clauses (A) and (B), to make an offer to the Holders of the Notes (and to holders of other Senior Indebtedness of the Company designated by the Company) to purchase Notes (and such other Senior Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture;

     provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

     Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $10.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

     For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

          (1) the assumption of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

          (2) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days from the date of receipt of such securities, to the extent of cash received in that conversion.

     (b) In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Indebtedness of the Company) pursuant to clause
(a)(3)(C) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Notes (and other Senior Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $10.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reset to zero.

     (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

  LIMITATION ON AFFILIATE TRANSACTIONS

     (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless:

          (1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;

          (2) if such Affiliate Transaction involves an amount in excess of $5.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

          (3) if such Affiliate Transaction involves an amount in excess of $20.0 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who was not an Affiliate.

     (b) The provisions of the preceding paragraph (a) will not prohibit:

          (1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under "-- Limitation on Restricted Payments";

          (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

          (3) loans or advances to employees (other than any Permitted Holder) in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time;

          (4) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

          (5) any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

          (6) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company or any contribution to the capital of the Company or any Restricted Subsidiary;

          (7) any indemnification arrangements entered into by the Company in the ordinary course of business;

          (8) any employment arrangements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business (except with a Permitted Holder); and

          (9) transactions in the ordinary course of business entered into or awarded on the basis of a competitive bid process.

  LIMITATION ON LIENS

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the "Initial Lien") of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

     Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

  LIMITATION ON SALE/LEASEBACK TRANSACTIONS

     The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

          (1) the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "-- Limitation on Indebtedness" and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under "-- Limitation on Liens";

          (2) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors or by any Senior Officer of the Company if such fair market value is less than $5.0 million) of such property; and

          (3) the Company applies the proceeds of such transaction in compliance with the covenant described under "-- Limitation on Sale of Assets and Subsidiary Stock".

  MERGER AND CONSOLIDATION

     The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

          (1) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

          (2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

          (3) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness"; and

          (4) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

     For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

     The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

          (1) except in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Company provides an Officers' Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under " -- Limitation on Sales of Assets and Subsidiary Stock" in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

          (2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

          (3) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

  FUTURE GUARANTORS

     The Company will cause each domestic Restricted Subsidiary that Incurs any Indebtedness (other than Indebtedness Incurred pursuant to clause (b)(5) or (b)(13) of the covenant described under "-- Limitation on Indebtedness") to, and each Foreign Subsidiary that enters into a Guarantee of any Senior Indebtedness of any Person (other than a Foreign Subsidiary that Guarantees Senior Indebtedness Incurred by another Foreign Subsidiary) to, in each case, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

  SEC REPORTS

     Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (to the extent the SEC will accept such filings) and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections.

     At any time that any of the Company's Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations", of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

     In addition, the Company will furnish to the Holders of the Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

DEFAULTS

     Each of the following is an Event of Default:

          (1) a default in the payment of interest on the Notes when due, continued for 30 days;

          (2) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

          (3) the failure by the Company to comply with its obligations under " -- Certain Covenants -- Merger and Consolidation" above;

          (4) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase Notes) or under "-- Certain Covenants" under "-- Limitation on Indebtedness", "-- Limitation on Restricted Payments", "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries", "-- Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes), "-- Limitation on Affiliate Transactions", "-- Limitation on Liens", "-- Limitation on Sale/Leaseback Transactions", "-- Future Guarantors" or "-- SEC Reports";

          (5) the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

          (6) Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $20.0 million (the "cross acceleration provision");

          (7) certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or any Significant Subsidiary (the "bankruptcy provisions");

          (8) any judgment or decree for the payment of money in excess of $20.0 million is entered against the Company, a Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of

     60 consecutive days following such judgment and is not discharged, waived or stayed (the "judgment default provision"); or

          (9) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty.

However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued but unpaid interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

          (1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

          (2) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

          (3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

          (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

          (5) Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

     If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each Holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers determines that withholding notice is in the interests of the Holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

          (1) reduce the amount of Notes whose Holders must consent to an amendment;

          (2) reduce the rate of or extend the time for payment of interest on any Note;

          (3) reduce the principal of or change the Stated Maturity of any Note;

          (4) make any change in the provisions applicable to the redemption of any Note as described under "-- Optional Redemption" above that would adversely affect the Noteholders;

          (5) make any Note payable in money other than that stated in the Note;

          (6) make any change to or impair the right of any Holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes;

          (7) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions;

          (8) make any change in the ranking or priority of any Note that would adversely affect the Noteholders; or

          (9) make any change in, or release other than in accordance with the Indenture, any Subsidiary Guaranty that would adversely affect the Noteholders.

     Notwithstanding the preceding, without the consent of any Holder of the Notes, the Company, the Subsidiary Guarantors and Trustee may amend the
Indenture:

          (1) to cure any ambiguity, omission, defect or inconsistency;

          (2) to provide for the assumption by a successor of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

          (3) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

          (4) to add Guarantees with respect to the Notes, including any Subsidiary Guaranties, or to secure the Notes;

          (5) to add to the covenants of the Company or any Subsidiary Guarantor for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor;

          (6) to make any change that does not adversely affect the rights of any Holder of the Notes; or

          (7) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

     The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, we are required to mail to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

     The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

     At any time, we may terminate all the obligations of the Company and the Subsidiary Guarantors under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

     In addition, at any time we may terminate our obligations under "-- Change of Control" and under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clause (3) of the first paragraph under "-- Certain
Covenants -- Merger and Consolidation" above ("covenant defeasance").

     We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries and Subsidiary Guarantors) or (8) under "-- Defaults" above or because of the failure of the Company to comply with clause (3) of the first paragraph under "-- Certain Covenants -- Merger and Consolidation" above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guaranty.

     In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or Stated Maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

     The Bank of New York is the Trustee under the Indenture. We have appointed The Bank of New York as Registrar and Paying Agent with regard to the Notes.

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

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     The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security or indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator, stockholder, member or manager of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, any Subsidiary Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

GOVERNING LAW

     The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN DEFINITIONS

     "Additional Assets" means:

          (1) any property, plant or equipment used in a Related Business;

          (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

          (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

     provided, however, that any such Restricted Subsidiary described in clause
     (2) or (3) above is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "-- Certain Covenants -- Limitation on Restricted Payments", "-- Certain Covenants -- Limitation on Affiliate Transactions" and "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

          (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

          (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

          (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of clauses (1), (2) and (3) above,

          (A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

          (B) for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, (x) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" and (y) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under "-- Certain Covenants -- Merger and Consolidation";

          (C) a disposition of assets with a fair market value of less than $1.0 million;

          (D) a disposition of cash or Temporary Cash Investments;

          (E) a disposition in the ordinary course of business of inventory, receivables or other current assets;

          (F) any sale, transfer or other disposition of property that is idle, damaged, worn out, obsolete or no longer suitable for use in the ordinary course of business;

          (G) any sale, transfer or other disposition of assets acquired by the Company or any Restricted Subsidiary (i) from a customer by foreclosure or the exercise of contract rights or (ii) for use by the Company or a Restricted Subsidiary to satisfy a contractual obligation with respect to a specific customer project, in each case the sale, transfer or other disposition of which relates to or results from the cancelation or suspension of a project or the nonpayment of amounts due the Company or a Restricted Subsidiary with respect to a project; and

          (H) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien).

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation".

     "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

          (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

          (2) the sum of all such payments.

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

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under "-- Certain
Covenants -- Limitations on Liens", a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

          (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

          (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

          (3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

          (4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

          (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

     For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent such Indebtedness is Incurred for working capital purposes.

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

          (1) interest expense attributable to Capital Lease Obligations;

          (2) amortization of debt discount;

          (3) capitalized interest;

          (4) non-cash interest expense;

          (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing (except, in the case of letters of credit, to the extent that such fees or other charges are required by written agreement to be reimbursed by the beneficiary of such letter of credit and such beneficiary is in compliance with its obligation to reimburse the Company);

          (6) net payments pursuant to Hedging Obligations;

          (7) dividends accrued in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company); provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the Chief Financial Officer of the Company in good faith);

          (8) interest incurred in connection with Investments in discontinued operations;

          (9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

          (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust;

     provided, however, that there shall be excluded from "Consolidated Interest Expense" any deferred financing cost recognized in connection with the repurchase by the Company of any LYON.

     Notwithstanding the foregoing, for the purposes of the definition of "Consolidated Leverage Ratio", "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries for such period, excluding any amortization of financing fees incurred in connection with the Credit Agreement and excluding any non-cash interest expense related to the LYONs.

     "Consolidated Leverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of Net Debt as of such date of determination to (y) EBITDA for the most recent four consecutive fiscal quarters ending at least 45 days prior to such date of determination, after giving pro forma effect to the same adjustments to EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of "Consolidated Coverage Ratio" above.

     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

          (1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

             (A) subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause
        (3) below); and

             (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

          (2) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

          (3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

             (A) subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

             (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (4) any gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Restricted Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which are not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

          (5) extraordinary gains or losses; and

          (6) the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purposes of the covenant described under " -- Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions,
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

proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

     "Credit Agreement" means the Third Amended and Restated Credit Agreement dated as of March 17, 2003 by and among the Company, certain of its Subsidiaries, the lenders referred to therein and Credit Lyonnais New York Branch, as lender and agent, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

          (1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

          (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

          (3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

          (1) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and " -- Certain Covenants -- Change of Control"; and

          (2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

     "EBITDA" for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

          (1) all income tax expense of the Company and its consolidated Restricted Subsidiaries;

          (2) Consolidated Interest Expense;
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

          (3) depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period);

          (4) all other non-cash charges and non-cash write offs of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge or write off to the extent that it represents an accrual of or reserve for cash expenditures in any future period); and

          (5) any charges or write offs taken by The IT Group, Inc. related to
     (A) a reduction of accounts receivable to estimated net realizable value,
     (B) legal and consulting expenses related to its bankruptcy proceeding, (C) notes receivable from employees and (D) other nonrecurring or unusual items, in each case prior to the closing of the acquisition of certain assets of The IT Group, Inc. by the Company on May 3, 2002;

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Eligible Indebtedness" means any Indebtedness other than Indebtedness that is, or may be, quoted, listed or purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market (including the market for securities eligible for resale pursuant to Rule 144A under the Securities Act).

     "Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act or any private placement of such common stock (other than to any Person who, prior to such private placement, was an Affiliate of the Company).

     "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

     "Exchange Notes" means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the Notes, in compliance with the terms of the Registration Rights Agreement.

     "Foreign Subsidiary" means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

          (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

          (2) statements and pronouncements of the Financial Accounting Standards Board;

          (3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

          (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

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     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

          (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Guaranty Agreement" means a supplemental indenture, substantially in the form specified in the Indenture, pursuant to which a Subsidiary Guarantor guarantees the Company's obligations with respect to the Notes on the terms provided for in the Indenture.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with "-- Certain Covenants -- Limitation on Indebtedness":

          (1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

          (2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

          (3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness;

     will not be deemed to be the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

          (1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

          (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

          (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

          (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction, including Performance Letters of Credit;

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          (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Capital Stock of such Person or any Subsidiary of such Person or that are determined by the value of such Capital Stock, the principal amount of such Capital Stock to be determined in accordance with the Indenture;

          (6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

          (7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

          (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person;

provided, however, Indebtedness shall not include any liability for Federal, state, local and other taxes owed or owing by such Person.

     Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term "Indebtedness" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

     "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing selected by the disinterested members of the Board of Directors; provided, however, that such firm is not an Affiliate of the Company.

     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for in the Indenture, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

     For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "-- Certain Covenants
 -- Limitation on Restricted Payments":

          (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less (B) the portion

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     (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

          (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "Investment Grade Rating" means a rating equal to or higher than Baa3 (or equivalent) by Moody's and BBB -- (or the equivalent) by Standard and Poor's, or an equivalent rating by any other Rating Agency.

     "Issue Date" means March 17, 2003.

     "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

     "Lenders" has the meaning specified in the Credit Agreement.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "LYONs" means the Company's Liquid Yield Option(TM) Notes Due 2021 (Zero Coupon-Senior) outstanding on the Issue Date.

     "Moody's" means Moody's Investors Service, Inc. and any successor to its rating agency business.

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

          (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

          (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

          (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

          (4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

          (5) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

     "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Net Debt" means, on any date of determination, the total Indebtedness (excluding Performance Letters of Credit) of the Company and its consolidated Restricted Subsidiaries less the sum of the value of any

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marketable securities held to maturity, cash equivalents and cash held by the
Company and its consolidated Restricted Subsidiaries, in each case as determined on a consolidated basis in accordance with GAAP.

     "Obligations" means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

     "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

     "Officers' Certificate" means a certificate signed by two Officers.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

     "Performance Letter of Credit" means a letter of credit issued at the request of the Company solely to support the performance obligations of the Company or one or more of its Restricted Subsidiaries on contracts entered into in the ordinary course of business.

     "Permitted Holder" means J. M. Bernhard, Jr., or in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative. Except for a Permitted Holder specifically identified by name, in determining whether Voting Stock is owned by a Permitted Holder, only Voting Stock acquired by a Permitted Holder in its described capacity will be treated as "beneficially owned" by such Permitted Holder.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

          (1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

          (2) another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

          (3) cash and Temporary Cash Investments;

          (4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

          (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

          (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

          (8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain
     Covenants -- Limitation on Sales of Assets and Subsidiary Stock";

          (9) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a

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     foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (10) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

          (11) any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under " -- Certain Covenants -- Limitation on Indebtedness";

          (12) Persons to the extent such Investments are in existence on the Issue Date; and

          (13) Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (13) outstanding on the date such Investment is made, do not exceed $20.0 million.

     "Permitted Liens" means, with respect to any Person:

          (1) pledges or deposits by such Person under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

          (2) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

          (3) Liens for taxes, assessments or governmental charges or levies on the property of the Company or any Restricted Subsidiary not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

          (4) Liens in favor of issuers of performance bonds, bid bonds or surety bonds (but excluding Performance Letters of Credit) issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

          (5) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Liens may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

          (6) Liens to secure Eligible Indebtedness Incurred pursuant to clause
     (a) or (b)(1) under "-- Certain Covenants -- Limitation on Indebtedness";

          (7) Liens existing on the Issue Date;

          (8) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other

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     property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

          (9) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

          (10) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

          (11) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

          (12) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (5), (7), (8) or (9); provided, however, that:

             (A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

             (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (5), (7), (8) or (9) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

          (13) Liens not otherwise permitted by clauses (1) through (12) above securing Indebtedness not in excess of an aggregate of $7.5 million.

Notwithstanding the foregoing, "Permitted Liens" will not include any Lien described in clause (5), (8) or (9) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sale of Assets and Subsidiary Stock". For purposes of this definition, the term "Indebtedness" shall be deemed to include interest on such Indebtedness.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "Rating Agency" means each of Standard & Poor's and Moody's or if Standard & Poor's or Moody's or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor's or Moody's or both, as the case may be.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

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     "Refinancing Indebtedness" means Indebtedness that Refinances any
Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

          (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

          (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

          (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

          (4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantees, as the case may be, at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Registration Rights Agreement" means the Registration Rights Agreement dated March 17, 2003, among the Company, the Subsidiary Guarantors and the initial purchasers.

     "Related Business" means any business in which the Company or any of its Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to any such business.

     "Restricted Payment" with respect to the Company and its Restricted Subsidiaries means:

          (1) the declaration or payment of any dividends or any other distributions of any sort in respect of the Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Restricted Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

          (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

          (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company or any Subsidiary Guarantor (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

          (4) the making of any Investment (other than a Permitted Investment) by the Company or any Restricted Subsidiary in any other Person.

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

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     "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

     "SEC" means the U.S. Securities and Exchange Commission.

     "Securities Act" means the U.S. Securities Act of 1933, as amended.

     "Senior Indebtedness" means with respect to any Person:

          (1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

          (2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

          (1) any obligation of such Person to the Company or any Subsidiary;

          (2) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

          (3) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

          (4) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

     "Senior Officer" of any Person means the Chief Executive Officer, President, Chief Operating Officer, Executive Vice President or Chief Financial Officer of such Person.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Standard & Poor's" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligation" means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

     "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

          (1)such Person;

          (2) such Person and one or more Subsidiaries of such Person; or

          (3)one or more Subsidiaries of such Person.

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     "Subsidiary Guarantor" means each Subsidiary of the Company that executes the Indenture as a guarantor on the Issue Date and each other Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of the Indenture.

     "Subsidiary Guaranty" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the Notes.

     "Temporary Cash Investments" means any of the following:

          (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

          (2) investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

          (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

          (4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to Standard and Poor's; and

          (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's or "A" by Moody's.

     "Transactions" means this offering.

     "Trustee" means The Bank of New York until a successor replaces it and, thereafter, means the successor.

     "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the Issue Date.

     "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

     "Unrestricted Subsidiary" means:

          (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

          (2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary

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

has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments".

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain
Covenants -- Limitation on Indebtedness" and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two Business Days prior to such determination.

     Except as described under "-- Certain Covenants -- Limitation on Indebtedness", whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or another Wholly Owned Subsidiary but not exceeding 15% of the total Voting Stock of such Restricted Subsidiary) is owned by the Company or one or more other Wholly Owned Subsidiaries.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of certain federal income tax considerations relevant to the exchange of outstanding notes for new notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of new notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

     We believe that the exchange of outstanding notes for new notes should not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder should have the same adjusted issue price, adjusted basis and holding period in the new notes as it had in the outstanding notes immediately before the exchange.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the SEC in no action letters issued to third parties, we believe that you may transfer new notes issued under the exchange offer in exchange for the outstanding notes if:

     - you acquire the new notes in the ordinary course of your business; and

     - you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such new notes.

     You may not participate in the exchange offer if you are:

     - our "affiliate" within the meaning of Rule 405 under the Securities Act;
       or

     - a broker-dealer that acquired outstanding notes directly from us.

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. To date, the staff of the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the outstanding notes, with the prospectus contained in this registration statement. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the consummation of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until March 1, 2004, all dealers effecting transactions in new notes may be required to deliver a prospectus.

     If you wish to exchange new notes for your outstanding notes in the exchange offer, you will be required to make representations to us as described in "Exchange Offer -- Purpose and Effect of the Exchange Offer" and
"-- Procedures for Tendering -- Your Representations to Us" in this prospectus. As indicated in the letter of transmittal, you will be deemed to have made these representations by tendering your outstanding notes in the exchange offer. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for outstanding notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge, in the same manner, that you will deliver a prospectus in connection with any resale by you of such new notes.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, and at prices related to such prevailing market prices or negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concession received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the consummation of this exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any broker-

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

dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters in connection with the issuance of the new notes will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. The validity of the new notes and certain other legal matters arising under Louisiana law will be passed upon for us by Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation), Baton Rouge, Louisiana.

                              INDEPENDENT AUDITORS

     The consolidated financial statements of The Shaw Group Inc. appearing in The Shaw Group Inc.'s Annual Report on Form 10-K for the year ended August 31, 2003, as amended by Amendment No. 1 on Form 10-K/A, and incorporated by reference herein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of The Shaw Group Inc. as of and for the fiscal years ended August 31, 2001 and 2000 incorporated by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein. Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus or in the registration statement of which this prospectus forms a part. Because of Arthur Andersen LLP's current financial position, you may not be able to recover against Arthur Andersen LLP for any claims you may have under securities or other laws as a result of Arthur Andersen LLP's activities during the period in which it acted as our independent public accountants. See "Risk Factors -- Your ability to recover from our former auditors, Arthur Andersen LLP, for any potential financial misstatements is limited."

     The consolidated financial statements of The IT Group, Inc. at December 28, 2001 and December 29, 2000 and for each of the fiscal years in the three-year period ended December 28, 2001 appearing in The Shaw Group Inc.'s Current Report on Form 8-K filed on May 16, 2002, as amended by Form 8-K/A filed on July 12, 2003 and as further amended by Form 8-K/A filed on May 16, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGE IN INDEPENDENT AUDITORS

     On June 26, 2002, we dismissed Arthur Andersen LLP as our independent auditors and engaged Ernst & Young LLP to serve as our independent auditors for the fiscal year ending August 31, 2002. The Arthur Andersen dismissal and the Ernst & Young engagement were recommended by our audit committee and approved by our board of directors and became effective immediately upon such approval.

     Arthur Andersen's reports on our consolidated financial statements for each of the fiscal years ending August 31, 2001 and August 31, 2000 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

     During the fiscal years ended August 31, 2001 and August 31, 2000 and through June 26, 2002, there were (i) no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to Arthur Andersen's satisfaction would have caused Arthur Andersen to make a reference to the subject matter of the disagreement(s) in connection with Arthur Andersen's report or (ii) no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except for notification from Arthur Andersen in connection with the audit of our August 31, 2000 financial statements that the accounting system of Stone & Webster contained certain material weaknesses in internal accounting controls. We completed our acquisition of substantially all of the assets and liabilities of stone & Webster in a bankruptcy proceeding on July 14, 2000, and eliminated the weaknesses during fiscal 2001. As a result thereof, Arthur Andersen did not include these matters in its management letter for the audit for the fiscal year ending August 31, 2001.

     We have previously provided Arthur Andersen with a copy of the foregoing disclosures, and Arthur Andersen has delivered to us a letter dated June 26, 2002 stating that it has found no basis for disagreement with such statements.

     During each of the fiscal years ended August 31, 2001 and August 31, 2000 and through June 26, 2002, we did not consult Ernst & Young with respect to the application of accounting principles to a specified transaction, whether completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

                           FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained or incorporated by reference in this prospectus that are not historical facts (including without limitation statements to the effect that we "believe," "expect," "anticipate," "plan," "intend," "foresee," or other similar expressions) are forward-looking statements. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those anticipated by us. All comments concerning our expectations for future revenue and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions. They are subject to change based upon various factors, including but not limited to the risks and uncertainties mentioned in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K/A for the year ended August 31, 2003, which is incorporated herein by reference, and those factors summarized below:

     - cyclical changes in demand for our products and services;

     - liabilities associated with various acquisitions, including the Stone & Webster and IT Group acquisitions;

     - our ability to successfully identify, integrate and complete acquisitions;

     - delays or difficulties related to our significant engineering, procurement and construction projects;

     - our dependence on subcontractors and equipment manufacturers;

     - the failure to meet schedule or performance requirements of our contracts;

     - the nature of our contracts, particularly fixed-price contracts;

     - risks associated with being a government contractor;

     - changes in the estimates and assumptions we use to prepare our financial statements;

     - the effect of our percentage-of-completion accounting policies;

     - our ability to obtain new contracts for large-scale domestic and international projects and the timing of the performance of these contracts;

     - cyclical nature of the individual markets in which our customers operate;

     - changes in the political and economic conditions of the foreign countries in which we operate;

     - currency fluctuations;

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

     - our dependence on one or a few significant customers;

     - potential professional liability, product liability, warranty and other potential claims;

     - potential contractual and operational costs related to our environmental and infrastructure operations;

     - risks associated with our integrated environmental solutions businesses;

     - changes in environmental laws and regulations;

     - limitation or expiration of the Price Anderson Act's nuclear contractor indemnification authority;

     - the presence of competitors with greater financial resources and the impact of competitive products, services and pricing;

     - our failure to attract and retain qualified personnel;

     - changes in the U.S. economy and global markets as a result of terrorists' actions;

     - a determination regarding our acquisitions that requires a write-off of a significant amount of intangible assets;

     - various legal, regulatory and litigation risks;

     - our ability to fund our repurchase obligation under the LYONs on the initial put date of May 1, 2004;

     - our inability to fulfill our obligations under the notes and our amended credit facility due to inadequate financial performance;

     - covenants in our amended credit facility and indenture relating to the notes that restrict our ability to pursue our business strategies;

     - our liquidity position;

     - work stoppages and other labor problems;

     - our competitors' ability to develop or otherwise acquire equivalent or superior technology; and

     - our ability to retain key members of our management.

     Should one or more of these risks or uncertainties materialize, or should any of the our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see "Risk Factors."

                                    ANNEX A
                             LETTER OF TRANSMITTAL
                                   TO TENDER
                    OUTSTANDING 10.75% SENIOR NOTES DUE 2010
                                       OF

                              THE SHAW GROUP INC.
      PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS DATED DECEMBER 2, 2003

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 7, 2004 (THE "EXPIRATION DATE"), UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE COMPANY.

                 The Exchange Agent for the Exchange Offer is:

                              THE BANK OF NEW YORK
                           Corporate Trust Operations
                              Reorganization Unit
                          101 Barclay Street -- 7 East
                            New York, New York 10286
                             Attention: Mr. Kin Lau
                           Facsimile: (212) 298-1915
                           Telephone: (212) 815-3750

IF YOU WISH TO EXCHANGE CURRENTLY OUTSTANDING 10.75% SENIOR NOTES DUE 2010 (THE "OUTSTANDING NOTES") FOR AN EQUAL AGGREGATE PRINCIPAL AMOUNT OF NEW 10.75% SENIOR NOTES DUE 2010 PURSUANT TO THE EXCHANGE OFFER, YOU MUST VALIDLY TENDER (AND NOT WITHDRAW) OUTSTANDING NOTES TO THE EXCHANGE AGENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE BY CAUSING AN AGENT'S MESSAGE TO BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO SUCH TIME.

     The undersigned hereby acknowledges receipt and review of the Prospectus, dated December 2, 2003 (the "Prospectus"), of The Shaw Group Inc., a Louisiana corporation (the "Company"), and this Letter of Transmittal (the "Letter of Transmittal"), which together describe the Company's offer (the "Exchange Offer") to exchange its 10.75% Senior Notes Due 2010 (the "New Notes") that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 10.75% Senior Notes Due 2010 (the "Outstanding Notes"). Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

     The Company reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. The Company shall notify the Exchange Agent and each registered holder of the Outstanding Notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     This Letter of Transmittal is to be used by holders of the Outstanding Notes. Tender of Outstanding Notes is to be made according to the Automated Tender Offer Program ("ATOP") of the Depository Trust Company ("DTC") pursuant to the procedures set forth in the prospectus under the caption "The Exchange Offer -- Procedures for Tendering." DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent's DTC account. DTC will then send a computer generated message known as an "agent's message" to the exchange agent for its acceptance. For you to validly tender your Outstanding Notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent's message under the ATOP procedures that confirms that:

     - DTC has received your instructions to tender your Outstanding Notes; and

     - You agree to be bound by the terms of this Letter of Transmittal.

BY USING THE ATOP PROCEDURES TO TENDER OUTSTANDING NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

     1. By tendering Outstanding Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

     2. By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Outstanding Notes described above and will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the tender of Outstanding Notes.

     3. You understand that the tender of the Outstanding Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Company as to the terms and conditions set forth in the Prospectus.

     4. By tendering Outstanding Notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the "SEC"), including Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the New Notes issued in exchange for the Outstanding Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than a broker-dealer who purchased Outstanding Notes exchanged for such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933, as amended (the "Securities Act") and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders are not participating in, and have no arrangement with any person to participate in, the distribution of such New Notes.

     5. By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that:

          a. the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

          b. neither you nor any such other person is engaging in or intends to engage in a distribution of such New Notes;

          c. neither you nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes; and

          d. neither the holder nor any such other person is an "affiliate," as such term is defined under Rule 405 promulgated under the Securities Act, of the Company.

     6. You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your Outstanding Notes registered in the shelf registration statement described in the Registration Rights Agreement, dated as of March 17, 2003 (the "Registration Rights Agreement"), by and among the Company, the Subsidiary Guarantors (as defined therein) and the Initial Purchasers (as defined therein). Such election may be made only by notifying the Company in writing at 4171 Essen Lane, Baton Rouge, Louisiana 70809, Attention: General Counsel. By making such election, you agree, as a holder of Outstanding Notes participating in a shelf registration, to indemnify and hold harmless the Company, each of the directors of the Company, each of the officers of the Company who signs such shelf registration statement, each person who controls the Company within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and each other holder of Outstanding Notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to the undersigned furnished in writing by or on behalf of the undersigned expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

     7. If you are a broker-dealer that will receive New Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge, by tendering Outstanding Notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. If you are a broker-dealer and Outstanding Notes held for your own account were not acquired as a result of market-making or other trading activities, such Outstanding Notes cannot be exchanged pursuant to the Exchange Offer.

     8. Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives of the undersigned.

                                  INSTRUCTIONS

         FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.  BOOK-ENTRY CONFIRMATIONS.

     Any confirmation of a book-entry transfer to the Exchange Agent's account at DTC of Outstanding Notes tendered by book-entry transfer (a "Book-Entry Confirmation"), as well as an agent's message, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 P.M., New York City time, on the Expiration Date.

2.  PARTIAL TENDERS.

     Tenders of Outstanding Notes will be accepted only in integral multiples of $1,000. THE ENTIRE PRINCIPAL AMOUNT OF OUTSTANDING NOTES DELIVERED TO THE EXCHANGE AGENT WILL BE DEEMED TO HAVE BEEN TENDERED UNLESS OTHERWISE COMMUNICATED TO THE EXCHANGE AGENT. IF THE ENTIRE PRINCIPAL AMOUNT OF ALL OUTSTANDING NOTES IS NOT TENDERED, THEN OUTSTANDING NOTES FOR THE PRINCIPAL AMOUNT

OF OUTSTANDING NOTES NOT TENDERED AND NOTES ISSUED IN EXCHANGE FOR ANY OUTSTANDING NOTES ACCEPTED WILL BE DELIVERED TO THE HOLDER VIA THE FACILITIES OF DTC PROMPTLY AFTER THE OUTSTANDING NOTES ARE ACCEPTED FOR EXCHANGE.

3.  VALIDITY OF TENDERS.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Outstanding Notes will be determined by the Company, in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Outstanding Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions on this Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Company, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders via the facilities of DTC, as soon as practicable following the Expiration Date.

4.  WAIVER OF CONDITIONS.

     The Company reserves the absolute right to waive, in whole or part, up to the expiration of the exchange offer any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5.  NO CONDITIONAL TENDER.

     No alternative, conditional, irregular or contingent tender of Outstanding Notes will be accepted.

6.  REQUEST FOR ASSISTANCE OR ADDITIONAL COPIES.

     Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7.  WITHDRAWAL.

     Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption "Exchange Offer -- Withdrawal of Tenders."

8.  NO GUARANTEE OF LATE DELIVERY.

     There is no procedure for guarantee of late delivery in the Exchange Offer.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OUTSTANDING NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

    UNTIL MARCH 1, 2004, ALL DEALERS THAT EFFECT TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                           (THE SHAW GROUP INC. LOGO)

                            OFFER TO EXCHANGE UP TO
                  $253,029,000 OF 10.75% SENIOR NOTES DUE 2010

                                      FOR

                  $253,029,000 OF 10.75% SENIOR NOTES DUE 2010
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                                December 2, 2003